Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

CAPSTAR BANK

AND

COMMUNITY FIRST BANK & TRUST

DATED AS OF FEBRUARY 9, 2012

TABLE OF CONTENTS

Article 1 SALE AND PURCHASE OF CERTAIN ASSETS AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES		1
1.1	Sale of Assets	1
1.2	Assets to be Retained by Seller	4
1.3	Assumption of Liabilities of Seller	5
1.4	Liabilities to be Retained by Seller	6
1.5	Payment Amount and Cash Payment	6
1.6	The Closing, the Closing Date and the Effective Time	7
1.7	Preliminary and Final Lists of Deposits, Safe Deposit Contracts, Loans and Miscellaneous Items	7
1.8	Proration; Other Adjustments	8
1.9	Deliveries by Seller at the Closing	9
1.10	Deliveries by Buyer at the Closing	11
1.11	Appraisal of Real Property	11
1.12	Assumption of IRA Deposits	12
1.13	Further Assurances	12

Article 2 REPRESENTATIONS AND WARRANTIES OF SELLER		13
2.1	Organization and Standing	13
2.2	Execution and Delivery	13
2.3	Compliance with Laws, Permits and Instruments	13
2.4	Litigation	13
2.5	Consents	14
2.6	Title to and Condition of the Assets	14
2.7	Loans and Overdraft Protection Loans	14
2.8	Contracts	16
2.9	No Material Adverse Change With Respect to the Assets and Liabilities	16
2.10	Evidences of Indebtedness	17
2.11	Books and Records	17
2.12	Regulatory Compliance	17
2.13	Brokerage Fees	17
2.14	Employee Matters	17
2.15	Safe Deposit Contracts	17
2.16	Tax Matters	18
2.17	Environmental, Health and Safety	18
2.18	Deposits	18
2.19	Real Property	19
2.20	Limitations on Representations and Warranties	22
2.21	Knowledge of Seller	22

Article 3 REPRESENTATIONS AND WARRANTIES OF BUYER		22
3.1	Organization and Standing	22
3.2	Execution and Delivery	22
3.3	Compliance with Laws, Permits and Instruments	23
3.4	Litigation	23

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3.5	Consents	23
3.6	Brokerage Fees	23
3.7	Regulatory Conditions	23
3.8	Limitations on Representations and Warranties	23
3.9	Knowledge of Buyer	24

Article 4 COVENANTS OF SELLER		24
4.1	Reasonable Efforts	24
4.2	Information for Governmental Applications	24
4.3	Required Acts of Seller	24
4.4	Prohibited Acts of Seller	25
4.5	Access; Investigation; Conversion of Accounts	26
4.6	Real Property; Title Insurance and Survey	27
4.7	Untrue Representations	28
4.8	Notice of Material Adverse Changes, Litigation and Claims	28
4.9	No Disclosure or Negotiation with Others	28
4.10	Notices to Customers	29

Article 5 COVENANTS OF BUYER		29
5.1	Reasonable Efforts	29
5.2	Regulatory Approvals	30
5.3	Notice of Adverse Changes, Litigation and Claims	30
5.4	Notice to Customers	31
5.5	Use of Name	31
5.6	No Disclosure	31

Article 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		32
6.1	Compliance with Representations, Warranties and Agreements	32
6.2	Necessary Corporate Actions	32
6.3	Governmental Approvals	32
6.4	No Litigation	32
6.5	Consents of Third Parties	32

Article 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		33
7.1	Compliance with Representations, Warranties and Agreements	33
7.2	Necessary Corporate Actions	33
7.3	Governmental and Other Approvals	33
7.4	No Litigation	33

Article 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES,AGREEMENT AND OBLIGATIONS; INDEMNIFICATION		34
8.1	Survival	34
8.2	Indemnification by Seller	34
8.3	Indemnification by Buyer	35
8.4	Limit on Indemnities	35
8.5	Procedure for Indemnification	36
8.6	Payments	37
8.7	Definitions	38
8.8	Exclusivity	38
8.9	As-Is Sale; Waiver of Warranties	38

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Article 9 OPERATIONAL AGREEMENTS		38
9.1	Replacement of Customer Check Stock and ATM and Debit Cards	38
9.2	Payment of Checks, Drafts, and Orders	38
9.3	Clearing Items	39
9.4	Returned Items	39
9.5	Data Processing	39
9.6	Compliance with Garnishments and Similar Orders	39
9.7	Direct Deposit Arrangements	39
9.8	Final Statements	40
9.9	Interest Reporting and Withholding	40
9.10	Loans	40
9.11	Other Items	41
9.12	Safe Deposit Box and Safekeeping Business	41
9.13	Non-Solicitation	41
9.14	Certain Taxes	42
9.15	Allocation of Payment Amount	42

Article 10 EMPLOYEE MATTERS		43
10.1	Notice to Employees and Information	43
10.2	Employee Matters	43
10.3	Seller’s Retention of Liabilities	44

Article 11 TERMINATION AND ABANDONMENT		45
11.1	Right of Termination	45
11.2	Notice of Termination	45
11.3	Effect of Termination	45

Article 12 MISCELLANEOUS		46
12.1	Entire Agreement	46
12.2	Multiple Counterparts	46
12.3	Amendment	46
12.4	Notices	46
12.5	Binding Effect	47
12.6	Governing Law	47
12.7	Severability	47
12.8	Assignability	47
12.9	Rules of Construction	47
12.10	Expenses	48
12.11	Waiver	48
12.12	Public Disclosure	48
12.13	Confidential Information	48

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PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 9th day of February, 2012, by and between CAPSTAR BANK, a Tennessee banking corporation with its main office in Nashville, Tennessee (“Buyer”), and COMMUNITY FIRST BANK & TRUST, a Tennessee banking corporation with its main office in Columbia, Tennessee (“Seller”).

RECITALS:

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, certain loans and related assets associated with Seller’s branch office located at 9045 Carothers Parkway, Franklin, Tennessee 37067 (the “Branch”), and to assume certain deposit accounts and related liabilities of Seller associated with the Branch on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:

ARTICLE 1

SALE AND PURCHASE OF CERTAIN ASSETS

AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES

1.1 Sale of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.6) Buyer shall purchase and acquire from Seller and Seller shall sell, convey, assign, transfer and deliver to Buyer all of the right, title, and interest of Seller in and to the following assets associated with the Branch, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever, except as otherwise provided in this Agreement (all of which are collectively referred to herein as the “Assets”):

A. The loans listed on Schedule 1.1A (as such Schedule may be updated in accordance with Section 1.7), including any participation interest, as of the Effective Time (collectively, the “Loans”);

B. The safe deposit contracts and leases set forth on Schedule 1.1B (as such Schedule may be updated in accordance with Section 1.7), for the safe deposit boxes located at the Branch as of the Effective Time (the “Safe Deposit Contracts”);

C. The real property owned in fee simple by Seller on which the Branch is located, and all improvements to such property purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of the Branch, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities, the legal description of which is set forth on Schedule 1.1C (the “Real Property”);

D. All books, records (including computer records), files and documentation relating to the Assets and the Liabilities (as defined in Section 1.3), in the form and manner kept by Seller, whether or not in electronic format (the “Records”), including, but not limited to:

(i) signature cards, orders and contracts between Seller and its depositors, and records of similar character;

(ii) Loan and collateral records and credit files; and

(iii) the Safe Deposit Contracts;

E. All furniture, fixtures, equipment and other tangible personal property owned or leased by Seller located at and relating to the Branch as set forth on Schedule 1.1E, other than (i) trade fixtures, and (ii) all property owned by tenants or other users or occupants of the Branch (the “FFE”);

F. All cash on hand at the Branch as of the close of business on the Closing Date, including vault cash, automated teller machine (“ATM”) cash, petty cash, tellers’ cash and cash items in the process of collection (the “Cash on Hand”);

G. All operating costs and prepaid items relating to the Branch after the Effective Time and which were paid by Seller prior to the Effective Time, including, without limitation, any and all prepaid insurance premiums or assessments paid to the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund, with respect to the Deposits (the “Prepaid Items”);

H. All customer and merchant credit card accounts (the “Credit Card Accounts”); and

I. All of Seller’s right, title and interest in and to leases, subleases and licenses (whether written or oral) to which Seller is a lessor, sublessor or licensor with respect to the Real Property (the “Real Property Leases”), each of which are set forth on Schedule 1.1I.

J. All overdrafts of the book balance of any of the Deposits, which are not subject to Overdraft Protection Lines of Credit (“Overdrafts”);

K. Seller’s rights under the consumer lines of credit made available to customers of the Branch as a protection against overdrafts on the Deposits (“Overdraft Protection Lines of Credit”), and all Loans outstanding on the Closing Date pursuant to Overdraft Lines of Credit (“Overdraft Protection Loans”); and

L. Any equipment leases (the “Equipment Leases”) pursuant to which equipment used in the Branch is leased by Seller and that are identified on Schedule 1.1L, including all documents executed or delivered in connection with each such Equipment Lease and all rights in relation thereto at Closing.

For purposes of this Agreement, the term “Loans” includes:

(i) all right, title and interest of Seller in and to the collateral held as security for the Loans, and all right, title and interest of Seller in and to any promissory notes or other obligations to repay such Loans, all conditional and installment sales contracts, all notes and other instruments or chattel paper arising out of such Loans, all proceeds therefrom and all rights to receive payments thereon, loan agreements, certificates of title, liens, pledges, pledged certificates of deposit, guarantees, endorsements, security agreements, financing statements and other such security and security documentation securing or relating to any of the Loans, together with any and all right, title and interest of Seller in and to any title insurance policies, title opinions, property, casualty or fire insurance policy, and the proceeds thereof, and all other like similar items relating to said Loans;

(ii) all right, title and interest of Seller in and to any and all cash, deposits, security deposits, trust fund deposits, prepaid escrow amounts and similar items relating to the Loans, any and all fees and commissions associated with the Loans, any and all accrued late charges applicable to the Loans, any and all accrued interest receivable with respect to the Loans, any and all accrued credit life, personal mortgage, credit accident, health, property, casualty and fire insurance premiums applicable to the Loans, any and all credit life, credit accident, personal mortgage, health, property, casualty and fire insurance premiums that may accrue on the Loans after the Closing Date, and any and all payments or other benefits due to be applied to the Loans or arising under the documentation associated therewith;

(iii) all right, title and interest of Seller in and to the files, computer printouts, loan files, correspondence, consumer disclosure statements and notices, payment histories, ledger cards (including, without limitation, all data processing schedules), file jackets, folders, punch cards, computer tapes, closing or settlement sheets, appraisals, surveys, certificates of title, placement certificates, credit investigations, credit reports, and other writings contained in such files, and other data and documentation associated with or relating to a Loan or the assets related thereto and referenced above; and

(iv) all right, title and interest of Seller in and to any and all claims, insurance claims, choses in action, causes of action and other items of intangible personal property associated with or relating to the Loans or the assets referenced above.

Buyer shall succeed to all rights, title, benefits and interests of Seller in and to the Assets as of the Effective Time, and shall be entitled to receive all benefits therefrom as if Buyer had itself acquired such Assets. To the extent that any Safe Deposit Contract may not be assigned without the consent of any person or entity which has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a default thereof. If any consent applicable to the Safe Deposit Contract is not obtained prior to the Closing, or if any attempted assignment would be ineffective so that Buyer would not in effect acquire the benefit of such rights, then Buyer and Seller shall enter into a commercially reasonable arrangement for Seller to act after the Closing as Buyer’s agent in order to preserve and obtain for Buyer the benefits thereunder, and such commercially reasonable arrangement shall be designed to transfer the economic costs of such benefits to Buyer.

Buyer agrees and acknowledges that it is purchasing only the Assets (and assuming only the Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Buyer is not hereby acquiring an interest in or right to any business relationship which Seller or its affiliates may have with any customer of the Branch that is not contemplated hereby. Each party agrees and acknowledges that no insurance (except for credit life insurance), trust and custody relationships, or brokerage or investment management relationships are being sold hereby.

1.2 Assets to be Retained by Seller. Seller shall retain all assets not expressly purchased by Buyer pursuant to Section 1.1 (collectively, the “Excluded Assets”), including, but not limited to:

A. All other real estate owned by Seller or carried as in substance foreclosures with respect to the Branch;

B. All loans or participations in loans that are not Loans;

C. All of Seller’s rights in and to the name “Community First Bank & Trust” and any of Seller’s corporate logos, trademarks, service marks, trade names, signs, copyrights, uniform resource locators (URLs), domain names (and associated email addresses), internet websites, proprietary information, paper stock forms, labels, shipping materials, brochures, advertising and marketing materials and other supplies or rights containing any such rights referencing Seller or any of its affiliates;

D. Any regulatory licenses or any other nonassignable licenses and permits;

E. Any proprietary software of Seller or any affiliate of Seller;

F. All routing numbers of Seller used in connection with the Deposits or the Branch;

G. all rights of Seller or any of its affiliates to solicit and service, and all relationships of Seller (whether or not attributed to the Branch) in connection with (i) annuities, securities and investment products, (ii) insurance products or policies or (iii) trusts, fiduciary services or activities or portfolio investment management services or activities, including, without limitation, all rights of Seller or any of its affiliates to receive income, premiums, fees or commissions relating to any item referenced in clauses (i) - (iii) above prior to or following the Closing Date by Seller or any of its affiliates attributed to the Branch.

H. all other assets, properties and rights of Seller or any of its affiliates relating to, located at, attributed to or used at branches, facilities or locations of Seller or any of its affiliates other than the Branch.

1.3 Assumption of Liabilities of Seller. At the Closing, subject to the conditions contained herein, Seller shall transfer and assign to Buyer, and Buyer shall assume, pay for, perform and discharge from and after the Effective Time, as and when due and payable, the following liabilities of Seller associated with the Branch and reflected on the books and records of Seller (all of which are collectively referred to herein as the “Liabilities”):

A. All deposits (other than the deposits retained by Seller under Section 1.2) listed on Schedule 1.3A (as such Schedule may be updated in accordance with Section 1.7) as of the Effective Time, and all IRAs to the extent contemplated by Section 1.12 (collectively, the “Deposits”), together with all liabilities, duties and obligations of Seller associated therewith, including, but not limited to, the agreements with customers associated with such deposits (the “Deposit Agreements”; the holders of record of the Deposits are hereinafter referred to as the “Depositors”) and accrued but unpaid interest expense on such Deposits;

B. All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Safe Deposit Contracts;

C. All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time with respect to the Loans, including under the loan documents related to the Loans, including, without limitation, any obligations to make advances or disbursements of principal with respect to and in accordance with the terms of any Loan;

D. All liabilities, duties and obligations of Seller associated with the Credit Card Accounts;

E. All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Real Property Leases;

F. All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time with respect to the Real Property;

G. All liabilities, duties and obligations of Seller arising or to be performed with respect to the Overdraft Protection Lines of Credit and the Overdraft Protection Loans, including under the loan documents related thereto;

H. All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Equipment Leases; and

I. All liabilities, duties or obligations which are expressly identified elsewhere in this Agreement as being assumed, performed or discharged or paid by Buyer.

Buyer will not assume or have any responsibility with respect to any other liability of Seller that is not identified as a Liability pursuant to this Section 1.3.

1.4 Liabilities to be Retained by Seller. Seller shall retain all liabilities or obligations not expressly assumed by Buyer pursuant to Section 1.3 (all of which are collectively referred to herein as the “Retained Liabilities”), including, but not limited to:

A. All liabilities or obligations relating to the Excluded Assets, including, without limitation, all brokered deposits, any deposits that serve as security for any loans other than the Loans and any IRA deposits for which Buyer has not been substituted as successor custodian on or as of the Closing pursuant to Section 1.12;

B. All liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against Seller and arising, commenced or resulting from the operations of the Branch or the business of Seller prior to the Effective Time; and

C. Any environmental liability arising out of or relating to the Real Property or with respect to operations, conditions, events, or activities at the Real Property, or the presence or release of hazardous materials at or migrating from the Real Property arising, commenced or resulting from the ownership or operation of the Real Property prior to the Effective Time (regardless of when a claim, demand or proceeding for any such liability is made or commenced).

1.5 Payment Amount and Cash Payment.

A. Seller shall provide to Buyer, within five (5) business days prior to the Closing Date, a preliminary schedule of Closing settlement amounts substantially in the form attached hereto as Exhibit A showing in reasonable detail the calculation of the payments to be made at Closing (the “Preliminary Payment Schedule”). For the purposes of this Agreement, “business day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Nashville, Tennessee are authorized or required to close.

B. At Closing, a cash payment calculated in accordance with the Preliminary Payment Schedule shall be made by Seller to Buyer, or by Buyer to Seller, as applicable, in an amount (the “Payment Amount”) equal to (i) the sum of (a) the net book value of the Deposits shown on the books and records of Seller as of the Closing Date and (b) the net book value of the accrued interest payable on the Deposits as of the Closing Date less (ii) the sum of (a) a deposit premium equal to 4.0% (the “Deposit Premium”) of the net book value of the Deposits and accrued interest payable thereon as of the Closing Date, (b) the Cash on Hand, (c) an amount equal to the principal balance of the Loans, Overdraft Protection Loans and Overdrafts shown on the books and records of Seller as of the Closing Date (without reference to loss reserves, deferred costs or revenues, if any), (d) the net book value of the accrued interest receivable and fees with respect to the Loans as of the Closing Date, (e) the fair market value of the Real Property (as determined pursuant to Section 1.11), (f) the net book value of the FFE shown on the books and records of Seller as of the Closing Date, (g) the net book value of the Prepaid Items shown on the books and records of Seller as of the Closing Date, and (h) the net book value of the Credit Card Accounts shown on the books and records of Seller as of the Closing Date. If the Payment Amount is an amount less than zero, then Buyer shall pay to Seller an amount equal to the absolute value of such Payment Amount. If the Payment Amount is greater than zero, then Seller shall pay to Buyer an amount equal to the Payment Amount.

C. The Payment Amount due at Closing from Seller to Buyer or from Buyer to Seller, as applicable, pursuant to this Section 1.5 shall be subject to adjustment as provided in Sections 1.7 and 1.8.

1.6 The Closing, the Closing Date and the Effective Time. The sale and purchase of the Assets and the assumption of the Liabilities pursuant to this Agreement (the “Closing”) shall occur on the first Friday following the third business day following receipt of all necessary regulatory approvals, the expiration of any mandatory waiting periods and the satisfaction or waiver of all conditions precedent set forth in Articles 6 and 7 or such other day as may be agreed to by the parties. The Closing shall be held at 10:00 a.m. local time at the offices of Bradley Arant Boult Cummings LLP, 1600 Division Street, Suite 700, Nashville, TN 37203, unless another time or place is mutually agreed upon by Buyer and Seller. The date of the Closing is referred to herein as the “Closing Date.” The effective time (the “Effective Time”) shall be 5:00 p.m., local time, on the Closing Date or such other time as Buyer and Seller shall mutually agree, notwithstanding the actual time that the Closing occurs. Buyer and Seller specifically agree that time is of the essence for all purposes with respect to this Agreement and the transactions contemplated hereby.

1.7 Preliminary and Final Lists of Deposits, Safe Deposit Contracts, Loans and Miscellaneous Items.

A. On or before the 10th day of each month, beginning in March 2012 and continuing until the Closing Date, Seller shall furnish to Buyer an updated list (each a “Preliminary List”) of the Deposits, Safe Deposit Contracts, Overdrafts, Overdraft Protection Loans and Loans as of the last day of the preceding month, together with a trial balance for the Branch as of the end of such month, certified by the President or Chief Financial Officer of Seller (acting in his or her official capacity and not individually) to be true and correct in all material respects as of such date. The parties will prepare a final Preliminary List five (5) days prior to the Closing Date and a calculation of all amounts payable on the Closing Date pursuant to Section 1.5 in accordance with the amounts reflected on such final Preliminary List.

B. Within five (5) business days following the Closing Date, Seller shall furnish Buyer with an updated list (the “Final List”) of the Deposits, Safe Deposit Contracts, Overdrafts, Overdraft Protection Loans and Loans as of the Effective Time, certified by the President or Chief Financial Officer of Seller (acting in his or her official capacity and not individually) to be true and correct as of such date. In addition, Seller shall deliver to Buyer a list of all Loans, Overdrafts, and Overdraft Protection Loans purchased, individually identified by account number and date of origination, which list shall be appended to the Bill of Sale, and a list of all Deposits and Safe Deposit Contracts assumed, which list shall be appended to the Assignment and Assumption Agreement (as defined in Section 1.9J). Subject to rights of indemnification pursuant to Article 8, the Final List shall become final and binding on Buyer and Seller upon the earlier of (A) ten (10) business days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in or excluded from such Final List, or (B) upon written notice from Buyer to Seller of its agreement with respect to the contents of the Final List. Seller and Buyer shall use commercially reasonable efforts to resolve any disagreement with respect to the Final List during the five (5) business day period after receipt by Seller from Buyer of any notice of disagreement. If the disagreement is not resolved within such five (5) business day period, the Chief Executive Officer or Chief Operating Officer of Buyer and the President or Chief Financial Officer of Seller shall meet or confer to resolve such dispute. If the disagreement is not resolved during the ten (10) business days following such meeting or conference to resolve the dispute, either party may submit any disputed amounts to a firm of certified public accountants mutually agreeable to Seller and Buyer (the “Mediator”), which shall determine such dispute in accordance with the terms and conditions of this Agreement within thirty (30) calendar days after the submission. The parties shall each pay one half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party negotiated the Final List in bad faith. The revised Final List, as agreed upon by the parties and determined under this subsection, shall be final and binding upon the parties. When the Final List becomes final and binding, an appropriate settlement payment from Seller to Buyer or from Buyer to Seller, as applicable, will be made, adjusting the Payment Amount, together with accrued interest on the amount of such adjustment calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such settlement payment.

1.8 Proration; Other Adjustments. All amounts prepaid relating to the Branch, including any rent, real estate taxes, personal property taxes (tangible or intangible), utility, water and sewer charges and assessments, and maintenance and service expenses, as well as premiums paid to the FDIC, and semiannual assessments paid to the Bank Insurance Fund, each with respect to the Deposits, shall be prorated between Buyer and Seller as of the close of business on the Closing Date such that all expenses related to the operation of the Branch on and prior to the Closing Date shall be paid by Seller and all such expenses related to the operation of the Branch after the Closing Date shall be paid by Buyer. To the extent any such expense has been prepaid by Seller for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of Seller. Without limiting any other rights Buyer may have under this Agreement, if either (i) any Material Adverse Change (as defined in Section 2.9) exists with respect to any Loan on the Closing Date or (ii) any change in the credit quality of any Loan between the date of this Agreement and the Closing Date resulting in such Loan having a risk rating of four (4) or worse (consistent with Buyer’s past practices), then Buyer may, at its option, declare any affected Loan to be an Excluded Asset or, in consultation with Seller, adjust the Payment Amount in a mutually agreeable manner to take into account the fair impact of such Material Adverse Change or change in credit quality. Seller shall be liable for all property taxes, ad valorem taxes and similar taxes and fees with respect to the Assets and all costs relating to the operation of its business at the Real Property that relate to any time prior to the Closing Date, and Buyer shall be liable for all such property taxes, ad valorem taxes and similar taxes and fees and all costs relating to the operation of its business at the Real Property, that relate to any time on or subsequent to the Closing Date. All such property taxes, ad valorem taxes and similar taxes and fees and costs shall be prorated between Buyer and Seller as of 12:01 a.m. local time on the Closing Date.

1.9 Deliveries by Seller at the Closing. At the Closing, Seller shall prepare, execute and acknowledge (as applicable), and deliver to Buyer, in recordable form as appropriate, together with third party consents and releases of liens and security interests when required, certificates and other instruments of sale, conveyance, transfer and assignment relating to the Assets, including, without limitation, the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):

A. Documents, in forms to be reasonably agreed upon by Seller and Buyer, properly endorsed without recourse for transfer reflecting the assignment of all notes, guaranties, security agreements, financing statements, and any other agreements and certificates of title to inure to the benefit of Buyer with respect to the Loans, and possession of any instruments (duly endorsed as necessary) securing the Loans;

B. All collateral security of any nature whatsoever in Seller’s possession, including, without limitation, any and all insurance policies held by Seller as collateral for any of the Assets;

C. The Records;

D. The Assets that are capable of physical delivery;

E. A certificate duly executed by an authorized officer of Seller (acting in his or her official capacity, and not individually) dated as of the Closing Date, certifying as to the matters set forth in Section 6.1 of this Agreement;

F. A certificate duly executed by the Secretary of Seller (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Seller of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Seller; and (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Seller;

G. All documents, contracts, certificates, instruments, keys and records as exist and are in Seller’s possession necessary or appropriate to transfer the safe deposit and safekeeping businesses related to the Safe Deposit Contracts;

H. A list, certified by an authorized officer of Seller (acting in his or her official capacity, and not individually) setting forth all garnishments, similar court orders, tax liens and orders of any governmental entity in effect with respect to the Deposits, of which Seller has knowledge as of the close of business on the business day immediately preceding the Closing Date;

I. If the Payment Amount is an amount greater than zero, Seller shall pay to Buyer at Closing an amount equal to the Payment Amount in immediately available funds;

J. A bill of sale in substantially the form of Exhibit B (the “Bill of Sale”) by which Seller transfers the Assets to Buyer;

K. An assignment and assumption agreement in substantially the form of Exhibit C (the “Assignment and Assumption Agreement”) by which Seller assigns the Liabilities to Buyer and Buyer assumes the Liabilities from Seller;

L. A limited power of attorney in substantially the form of Exhibit D (the “Limited Power of Attorney”) by which Seller provides Buyer with the authority and power to take certain actions pursuant to the terms of this Agreement;

M. All personnel records and employee files with respect to the Branch Employees assumed by Buyer as exist and are in Seller’s possession;

N. A special warranty deed (the “Deed”) in substantially the form of Exhibit E, the cost of recording of which (together with all state documentary (deed) taxes, any transfer tax, documentary (stamp) tax, or similar tax which becomes payable by reason of the transfer of the Real Property) shall be paid by Buyer, conveying title to the Real Property to Buyer free and clear of all encumbrances subject only to (i) the matters set forth in Schedule B2 of the Title Commitment or Survey to which Buyer does not reasonably object or to which Buyer waives any objection pursuant to Section 4.6C; (ii) easements, restrictions, and other matters of record or visible from the ground, applicable zoning laws, building restrictions and all other laws of duly constituted public authorities, grants of public rights of way, standard exceptions in the Title Commitment (excluding the “gap” exception, the exception for the lien for unpaid taxes and assessments, the survey exception, the parties in possession exception and the mechanics’ and materialmen’s liens exception), and any defect in or other exception to title that does not interfere in any material respect with the operation of the Real Property as a retail banking facility; (iii) all governmental laws, codes, ordinances and restrictions now or hereafter in effect (as the same may affect the Real Property); (iv) the lien of real property taxes and assessments not yet due and payable; and (v) the Real Property Leases set forth on Schedule 1.1I (collectively, the “Permitted Exceptions”); and

O. Assignments of lease, in substantially the form of Exhibit F, fully executed by Seller in recordable form, assigning to Buyer all of Seller’s rights, title and interest under and with respect to each Real Property Lease, together with such consents to assignment, if applicable, estoppel certificates or similar documents as may be reasonably requested by Buyer.

For the avoidance of doubt, the parties hereby agree that each note or promissory note, lost instrument affidavit, loan agreement, shared credit or inter-creditor agreement, reimbursement agreement, any other evidence of indebtedness of any kind, or any other agreement, document or instrument evidencing a Loan, and all modifications to the foregoing, shall be endorsed without recourse, and without representation or warranty by Seller, express or implied, except as set forth in this Agreement. It is also understood that the items listed in items (C), (D) and (G) shall be transferred at the Branch immediately after the Effective Time.

1.10 Deliveries by Buyer at the Closing. At the Closing, Buyer shall execute, acknowledge, and deliver to Seller, in recordable form as appropriate, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Seller’s obligations to close hereunder):

A. An executed Assignment and Assumption Agreement;

B. A certificate duly executed by an authorized officer of Buyer (acting in his or her official capacity, and not individually) dated as of the Closing Date certifying as to the matters set forth in Section 7.1 of this Agreement;

C. A certificate duly executed by the Secretary of Buyer (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Buyer of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Buyer, and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby on behalf of Buyer;

D. If the Payment Amount is an amount less than zero, Buyer shall pay to Seller at Closing an amount equal to the absolute value of such Payment Amount, in immediately available funds; and

E. The assignment and assumption of the Real Property Leases, in a form reasonably acceptable to Seller, fully executed by Buyer pursuant to which Buyer shall assume all of Seller’s obligations under such Real Property Lease.

1.11 Appraisal of Real Property. The Real Property owned by Seller shall be valued at its fair market value in accordance with the following procedures:

A. Not later than the close of business on the tenth (10th) day following the date of this Agreement, Buyer and Seller shall select and agree upon a real estate appraiser who is an independent member of the Appraisal Institute (“MAI”) to appraise the fair market value of the Real Property. Such appraiser shall use his, her or its best efforts to render the appraisal to Buyer and Seller on or before thirty (30) days after his, her or its selection and such appraisal shall be final and binding upon the parties.

B. In the event that Buyer and Seller cannot agree upon an independent MAI appraiser, then the Buyer and Seller shall each select an independent MAI appraiser. If the higher appraisal does not exceed the lower appraisal by more than thirty percent (30%), then the average of such appraisals shall be the fair market value of the Real Property and such average shall be final and binding upon the parties.

C. In the event that the higher appraisal exceeds the lower appraisal by more than thirty percent (30%), then the two appraisers shall select a third appraiser who shall also be an independent MAI appraiser. The appraised value of the Real Property determined by such third appraiser shall be the fair market value of the Real Property and such third appraisal shall be final and binding upon the parties.

The cost of any appraiser shall be borne one-half by Buyer and one-half by Seller.

1.12 Assumption of IRA Deposits.

A. With respect to deposits in individual retirement accounts (“IRAs”) at the Branch, Seller will use commercially reasonable efforts and will cooperate with Buyer in taking any action reasonably necessary to accomplish either the appointment of Buyer as successor custodian or the delegation to Buyer of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including sending to the depositors thereof appropriate notices, cooperating with Buyer in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Buyer, Buyer will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

B. If, notwithstanding the foregoing, as of the Closing Date, Buyer shall be unable to retain deposit liabilities in respect of an IRA, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Schedule 1.12B, shall be excluded from Deposits for purposes of this Agreement and shall constitute Retained Liabilities.

1.13 Further Assurances. From time to time following the Closing, at the request of any party hereto and, except as otherwise set forth in this Agreement, without further consideration, the other party hereto shall, at the reasonable expense of the requesting party (to the extent of any out of pocket costs incurred), execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any additional financial obligation or liability) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Organization and Standing. Seller is a banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Tennessee, and Seller has the full power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it at the Branch. Seller is an insured financial institution as defined in the Federal Deposit Insurance Act, and all of the Deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

2.2 Execution and Delivery. Seller has all requisite corporate power to enter into this Agreement with Buyer, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Seller, and each constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity) and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2.3 Compliance with Laws, Permits and Instruments. The Branch has been operated in all material respects in accordance with applicable federal and state laws, rules and regulations applicable thereto. The execution, delivery and (provided the required regulatory and shareholder approvals, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Charter, Bylaws or other governing documents of Seller or (ii) materially conflict with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or material default under, (A) any Real Property Lease, any material mortgage, indenture, lease, agreement or other instrument to which Seller is a party, (B) any material permit, concession, grant, franchise, license, or authorization applicable to Seller, or (C) any material judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Seller or the Branch.

2.4 Litigation. Except as set forth in Schedule 2.4, there are no material actions, claims, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against Seller relating to the Branch or affecting the Assets or Liabilities at law or in equity, or by or before any governmental department, commission, board, bureau, agency or instrumentality. No material legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Seller, threatened against Seller that questions or might question the validity of this Agreement or any actions taken or to be taken by Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

2.5 Consents. Other than the approvals described in Sections 6.3 and 7.3 or as may be required as a result of any facts or circumstances relating solely to Buyer and except as set forth on Schedule 2.5, no approval, consent, authorization or action of, or filing with, any governmental body or other person or entity is required on the part of Seller in connection with (A) the execution, delivery or performance by Seller of this Agreement and the other agreements and documents contemplated hereby (including, without limitation, assignment of the Real Property Leases) or (B) the consummation by Seller of the transactions contemplated hereby.

2.6 Title to and Condition of the Assets. Seller has good and marketable title to the Assets, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens or other adverse claims to any of the Assets other than (i) liens for taxes or assessments not yet due and payable, and (ii) liens or encumbrances which do not materially detract from the value or interfere with the current use of the Assets (“Permitted Liens”), or Permitted Exceptions (with respect to the Real Property). No person or entity other than Seller has any right, title or interest in and to any of the Assets other than any Permitted Lien or Permitted Exception (with respect to the Real Property). Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and indefeasible title to the Assets, free and clear of any lien, charge, encumbrance, option or adverse claim other than Permitted Liens or Permitted Exceptions (with respect to the Real Property). To the knowledge of Seller, the FFE is in reasonable working order in all material respects (subject to ordinary wear and tear).

2.7 Loans and Overdraft Protection Loans. Seller has made available to Buyer its loan files (including relevant information held in desk files of loan officers) for all Loans and Overdraft Protection Loans which loan files shall be updated in the ordinary course of Seller’s business, consistent with past practice at and as of the end of each month, beginning as of March 2012, and as of the Closing Date in connection with delivery of the Preliminary List and the Final List pursuant to Section 1.7, and, in each case as so updated, shall be true and accurate in all material respects as of each such date, except that in each case with respect to loan file contents supplied or provided by a borrower or other third party, such contents shall be true and accurate in all material respects as of such date to the knowledge of Seller.

A. Each Loan and Overdraft Protection Loan included in the Assets was made or acquired by Seller or, to the knowledge of Seller, its predecessor in the ordinary course of business.

B. Except with respect to loan participations owned by Seller, none of the Loans and Overdraft Protection Loans are presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any Loan or Overdraft Protection Loan becoming subject to any such third party servicing.

C. With respect to each Loan and Overdraft Protection Loan:

(i) Such Loan and Overdraft Protection Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (i), a Loan or Overdraft Protection Loan would not be in material compliance if the noncompliance adversely affects the value or collectability of the Loan in any material respect or subjects the lender to any material penalty or liability);

(ii) To the knowledge of Seller, each note, agreement or other instrument evidencing a Loan or Overdraft Protection Loan and any related security agreement or instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally, and all actions necessary to perfect any related security interest have been duly taken or will be duly taken;

(iii) There has been no material modification to or material waiver of the terms of the applicable loan documents except as reflected in writing in the loan file for such Loan or Overdraft Protection Loan;

(iv) Seller has not taken or failed to take any action that would entitle any obligor or other party to assert successfully any material claim against Seller or Buyer (including without limitation any right not to repay any such obligation or any part thereof);

(v) Such Loan or Overdraft Protection Loan (A) was originated in material compliance with Seller’s standard underwriting and documentation guidelines as in effect at the time of its origination, (B) where applicable, is secured by the collateral which purports to secure such Loan, and (C) has been administered in material compliance with Seller’s standard loan servicing and operating procedures as in effect from time to time;

(vi) To the knowledge of Seller, no borrower, endorser or guarantor is in bankruptcy or, except as reflected in writing in the loan file for such Loan or Overdraft Protection Loan, has been released from liability on the Loan or Overdraft Protection Loan;

(vii) There is no pending, or to the knowledge of Seller, threatened litigation or claims which may materially affect the title or interest of Seller or the borrower in and to such Loan or Overdraft Protection Loan;

(viii) There are no pending or to the knowledge of Seller, threatened foreclosures, total or partial condemnation or repossession proceedings or insurance claims with respect to such Loan or Overdraft Protection Loan;

(ix) Seller owns each Loan and Overdraft Protection Loan free and clear of all liens, claims and encumbrances other than Permitted Liens;

(x) No approval, consent, authorization or action of, or prior notice to, any borrower, endorser or guarantor is required in connection with the transfer of the Loans or Overdraft Protection Loans to Buyer;

(xi) To The knowledge of Seller, there is no valid claim or valid defense (including the defense of usury) to the enforcement of such Loan or Overdraft Protection Loan or a valid right of setoff or rescission;

(xii) No claim or defense (including the defense of usury) to the enforcement of a Loan or Overdraft Protection Loan or a valid right of setoff or rescission has been asserted with respect any Loan or Overdraft Protection Loan; and

(xiii) With respect to each Loan and Overdraft Protection Loan that is secured, Seller has a valid and enforceable lien on the collateral described in the documents relating to such Loan or Overdraft Protection Loan, and such lien has the priority described in Seller’s loan files relating to such Loans and Overdraft Protection Loans (except as enforceability may be limited by bankruptcy laws and other similar laws relating to creditors’ rights and principles of equity).

D. Other than the representations and warranties in Sections 2.7(A), (B) and (C), all Loans, Overdraft Protection Loans and Loan documents transferred to Buyer on the Closing Date pursuant to this Agreement shall be transferred on an “AS IS” basis and without recourse to the Seller and without any representations or warranties as to the collectability of any such Loan or Overdraft Protection Loan or the creditworthiness of any such obligor.

2.8 Contracts. To the knowledge of Seller, there are no agreements, contracts or commitments affecting the Assets to which Seller is a party and that require consent (other than those described in Schedule 2.5) by any other person or entity in connection with the consummation of the transactions contemplated hereby.

2.9 No Material Adverse Change With Respect to the Assets and Liabilities. Since September 30, 2011, there has been no Material Adverse Change. “Material Adverse Change,” as used in this Agreement, means (A) any decrease or increase in the Deposits by more than fifteen percent (15%) or, subsequent to January 23, 2012, any decrease or increase in the Loans by more than fifteen percent (15%), in each case in the aggregate (B) any condition, event, change or occurrence that, individually or collectively, has or would be reasonably likely to have a material adverse effect upon the Assets or the Liabilities taken as a whole, or (C) the ability of Seller to perform in all material respects its obligations under, and to consummate the transactions contemplated by, this Agreement; provided that a Material Adverse Change shall not include (i) events or conditions generally affecting the financial services industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially disproportionate adverse effect on Seller than that experienced by similarly situated financial services companies; (ii) events, impacts or conditions caused by the public announcement of, and response or reaction of customers, vendors, licensors or employees of Seller to, this Agreement or any of the transactions contemplated by this Agreement; (iii) events, impacts or conditions caused by war; (iv) events, impacts or conditions caused by terrorism; or (v) events, impacts or conditions caused by acts of God.

2.10 Evidences of Indebtedness. With respect to Loans included in the Assets that are secured, the borrowers’ obligations with respect to each Loan are secured by a valid and enforceable lien on the collateral specified in the Loan documents, if any, in favor of Seller as secured party, having the priority as described in the Loan documents. Seller has been charging interest and other amounts due under the Loan documents in accordance with the terms of such documents.

2.11 Books and Records. The Records are complete and correct in all material respects and have been maintained accurately in accordance with good business practice in the ordinary course of business. Such books and records have been prepared, to the extent applicable, in accordance with generally accepted accounting principles consistently applied throughout the periods involved (subject to normal year-end adjustments). The books and records accurately present in all material respects the Liabilities and Assets as of the date hereof and will accurately present in all material respects the same as of the Closing Date. Seller does not have any liabilities (absolute or contingent) which are material to the Assets or the Liabilities that are not reflected or provided for in the books and records.

2.12 Regulatory Compliance. Seller is an “insured depository institution” as defined in 12 U.S.C. Section 1813(c)(2). Seller has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Seller has no reason to believe that any condition or fact exists with respect to Seller that would impede receipt of the necessary regulatory approvals with respect to the transactions contemplated by this Agreement.

2.13 Brokerage Fees. Other than with respect to Professional Bank Services, Inc., Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person or entity for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All fees, commissions, compensation and expenses of Professional Bank Services, Inc., for its services rendered to Seller shall be paid by Seller.

2.14 Employee Matters. Except as set forth on Schedule 2.14, all Branch Employees (as defined in Section 10.1) have been, or will have been prior to any such employee’s enrollment in Buyer’s employee welfare benefit plan (as that term is defined in section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) covered by an employee welfare benefit plan sponsored by Seller during their employment with Seller (subject to any applicable eligibility requirements or waiting periods).

2.15 Safe Deposit Contracts. Each Safe Deposit Contract is in full force and effect. Neither Seller, nor to the knowledge of Seller, any other party, has breached any material provision or is in default in any material respect of any Safe Deposit Contract.

2.16 Tax Matters. Seller has paid or reserved for or will have paid or reserved for prior to the Closing Date all federal, state and local Taxes required to be paid with respect to the Branch, the non-payment of which may result in a lien upon any of the Assets or may result in Buyer becoming liable or responsible therefor. Seller has filed all real property and personal property tax returns currently due (taking into account any properly and timely filed extensions) relating to the Assets and has paid all taxes shown as due thereon.

A. With respect to all interest bearing Deposit accounts assigned to Buyer, the records of Seller transferred to Buyer contain or will contain all information and documents (including without limitation properly completed IRS Forms W-9) necessary to comply in all material respects with all material information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with reasonable specificity all accounts subject to backup withholding under the Internal Revenue Code of 1986, as amended (the “Code”).

B. There are no claims, assessments, levies, administrative proceedings or lawsuits pending, or to the knowledge of Seller, threatened by any taxing authority with respect to the Assets or Liabilities; and to the knowledge of Seller, no audit or investigation of any Tax Return of Seller with respect to the Assets or Liabilities is currently underway or threatened.

C. As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Seller is required to pay, withhold or collect.

2.17 Environmental, Health and Safety. Seller will provide to Buyer all Phase I, Phase II or other environmental reports, if any, in Seller’s possession that have been prepared with respect to the Real Property (the “Environmental Reports”). Except as set forth in the Environmental Reports, Seller has not received any written notice from any governmental agency of any material violations of any Environmental Law or the presence of any Hazardous Material on any of the Real Property.

2.18 Deposits. The deposit agreements and other documents relating to the Deposits to be delivered or made available to Buyer pursuant to the terms of this Agreement will be those that are necessary to establish the amounts or other material terms of the Deposits that will govern the terms of the Deposit accounts and that evidence the Deposits. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the full extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Buyer, and, to the knowledge of Seller, there are no Deposits that are subject to any judgment, decree or order of any court or governmental authority.

2.19 Real Property.

A. Seller has not received any written notice of any uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Real Property and, to the knowledge of Seller, no grounds for any such notice exist, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Buyer’s use and enjoyment of the Real Property, there is no action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened before any governmental authority that relates to Seller or the Real Property.

B. Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Real Property or the Branch and, to the knowledge of Seller, no grounds for any such notice exist.

C. Seller has not received any written notice of any default or breach by Seller under any covenant, condition, restriction, right of way, easement or agreement affecting the Real Property, any Real Property Lease or any portion thereof, and, to the knowledge of Seller, no such default or breach now exists.

D. Other than pursuant to this Agreement, Seller has not entered into any agreement to dispose of its interest in the Real Property or any part thereof (other than the Real Property Leases), and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending, outstanding or, to the knowledge of Seller, threatened that would be binding upon Buyer or its successors or assigns and materially affect or limit Buyer’s or its successors’ or assigns’ use and enjoyment of the Real Property or that would materially limit or restrict Buyer’s right or ability to enter into this Agreement and consummate the sale of the Real Property to Buyer contemplated hereby.

E. All of the Real Property Leases are valid, binding and enforceable against Seller and to the knowledge of Seller, each other party thereto in accordance with their respective terms subject to bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity), and there is not, under any of such Real Property Leases, to the knowledge of Seller, any existingbreach, default or event of default, or any event which with notice or lapse of time, or both, would constitute default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance. Seller has all right, title and interest as a lessor, sublessor or licensor, as applicable, under the terms of each of the Real Property Leases, free and clear of all liens (other than Permitted Liens), claims or encumbrances (other than Permitted Exceptions) and, as of the Effective Time, shall have the right to transfer each of the Real Property Leases pursuant to this Agreement.

F. To the knowledge of Seller, permanent certificates of occupancy, all material licenses, permits, authorizations and approvals, required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), have been issued for the Real Property and are in full force and effect.

G. To the knowledge of Seller, the improvementswhich are a part of the Real Property, as designed and constructed, comply in all material respects with all laws applicable thereto, including but not limited to the Americans with Disabilities Act, as amended, and Section 504 of the Rehabilitation Act of 1973.

H. To the knowledge of Seller, all approvals, licenses and permits required for utilities serving the Real Property have been obtained and are in full force and effect. To the knowledge of Seller, all of said utilities are installed and operating, and all installation and connection charges have been paid in full and such utilities are adequate to serve the current needs of the Real Property.

I. To the knowledge of Seller, there are not any structural defects in any of the buildings or other improvements which are a part of the Real Property which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Real Property.

J. To the knowledge of Seller, the Real Property is and has been, in compliance in all material respects with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Real Property.

K. Seller has in place and maintains adequate amounts of insurance with respect to the Real Property and Assets for all risks customarily insured against by persons owning similarly situated real property and assets such as the Real Property and Assets of Seller and to the knowledge of Seller such insurance provides adequate coverage against such risks.

L. A complete list of the Real Property Leases, including the guaranties thereto, is set forth in Schedule 1.1I, and (i) except as otherwise set forth in the Real Property Leases or except as set forth in Schedule 2.19L, no tenant that is a party to a Real Property Lease (a “Tenant”) has received or is entitled to receive any abatement or reduction of or credit or offset against the rent due under its Real Property Lease, (ii) except as otherwise set forth in the Real Property Leases, no Tenant has received or is entitled to receive any bonus, concession or other incentive which is in any way connected with the Real Property or such Tenant’s occupancy thereof, (iii) except as otherwise set forth in the Real Property Leases, no Tenant has the right to cancel or terminate its Real Property Lease, (iv) except as set forth in Schedule 2.19L, all Tenant improvement work has been completed and paid for by Seller and accepted by each Tenant, (v) except as set forth in Schedule 2.19L, Seller has paid in full all Tenant improvement allowances and leasing commissions that are due in connection with the Real Property Leases, (vi) from the date hereof through the Closing Date, no rent with respect to a Real Property Lease has been paid more than one (1) month in advance, (vii) except as set forth in Schedule 2.19L to the knowledge of Seller, all of the Tenants are currently occupying the spaces demised to them under the Real Property Leases and no Tenant has notified Seller in writing that it will or may vacate the such space or close its business at the Real Property, and (viii) except as set forth in Schedule 2.19L, none of the Tenants has assigned its Real Property Lease or sublet the space demised to it thereunder and no Tenant has notified Seller in writing that it desires to assign its Real Property Lease or sublet the space demised to it thereunder.

M. No maintenance agreements, HVAC agreements, lawn care agreements, or other operating agreements related to the Real Property (other than the Real Property Leases) will be assigned to Buyer at Closing.

N. The Real Property (i) is assessed separately from all other parcels and assets for purposes of all Taxes and assessments, (ii) to the knowledge of Seller, has no additional assessments against it (general or special, public or private) pending or contemplated, (iii) to the knowledge of Seller, has no pending contests or appeals related to the amount of any Tax or assessments levied against it, including, but not limited to, any contest or appeal of the assessed value thereof, and (iv) to the knowledge of Seller, has been validly and finally subdivided from all other land.

O. Seller shall pay in full as of the Closing any entity who is, or may be entitled to, assert a mechanic’s or materialmen’s lien against Seller’s interest in the Real Property on account of work, labor, materials, equipment, supplies or services supplied prior to Closing.

P. To the knowledge of Seller, there is no litigation pending or, to the knowledge of Seller, threatened before any court, governmental agency or board or other forum with respect to the Real Property for alleged noncompliance (including by any predecessor) with any Environmental Law (as defined below) or relating to the release into the environment of any Hazardous Material (as defined below) or oil.

Q. To the knowledge of Seller, there have been no releases of Hazardous Material or oil in, on, under or affecting the Real Property, that individually or in the aggregate, would be expected to have a material adverse effect on the Real Property.

For purposes of this Agreement, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; “Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law.

2.20 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its affiliates, representatives, agents nor any other person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other person.

2.21 Knowledge of Seller. Whenever a representation or warranty is made in this Agreement to the knowledge of Seller or to the knowledge of Seller (or words of similar import), such representation or warranty shall mean the actual knowledge of the executive officers of Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization and Standing. Buyer is a banking corporation organized, validly existing, and in good standing under the laws of the State of Tennessee, and Buyer has full power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Buyer is an insured financial institution as defined in the Federal Deposit Insurance Act, and all of its deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

3.2 Execution and Delivery. Buyer has all requisite corporate power to enter into this Agreement and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has taken all corporate action (and shareholder action, if any) necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity) and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.3 Compliance with Laws, Permits and Instruments. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Charter or Bylaws or (ii) materially conflict with, or result, by itself or with the giving of notice or the passage of time, in any material violation of or material default under, (A) any material agreement to which Buyer is bound including any material mortgage, indenture, lease, agreement or other instrument, (B) any material permit, concession, grant, franchise, license, contract, or authorization applicable to Buyer, or (C) any material judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Buyer or its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for filings required in order to obtain the required regulatory approvals, as described in Section 6.3.

3.4 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to Buyer’s knowledge, threatened against Buyer that questions or might question the validity of this Agreement or any actions taken or to be taken by Buyer pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

3.5 Consents. Other than the approvals described in Sections 6.3 and 7.3, no approval, consent, authorization or action of, or filing with, any governmental body, regulatory authority or other third party is required on the part of Buyer in connection with (A) the execution, delivery or performance by Buyer of this Agreement and the other agreements and documents contemplated hereby or (B) the consummation by Buyer of the transactions contemplated hereby.

3.6 Brokerage Fees. Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person or entity for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Buyer directly and without the intervention of any person or entity in such manner as to give rise to any valid claim against Buyer for any other brokerage commission or like payment.

3.7 Regulatory Conditions. Buyer has not received indication from any governmental or regulatory authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Buyer is not aware of any facts, and has no reason to believe that any condition or fact exists with respect to Buyer, that would materially delay or prevent Buyer from obtaining regulatory approval with respect to the transactions contemplated hereby.

3.8 Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Buyer nor any of its affiliates, representatives, agents nor any other person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its officers, directors, employees, agents or representatives or any other person.

3.9 Knowledge of Buyer. Whenever a representation or warranty is made in this Agreement to Buyer’s knowledge or to the knowledge of Buyer (or words of similar import), such representation or warranty shall mean the actual knowledge of the executive officers of Buyer.

ARTICLE 4

COVENANTS OF SELLER

4.1 Reasonable Efforts. Seller agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

4.2 Information for Governmental Applications. Seller shall promptly, but in no event later than five (5) business days after receipt of a request by Buyer, furnish Buyer with all information concerning Seller reasonably required for inclusion in any application or statement required by law to be made by Buyer to or filed by Buyer with any governmental body in connection with the transactions contemplated by this Agreement, and Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects. Seller shall otherwise reasonably cooperate with Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

4.3 Required Acts of Seller. Except as otherwise may be required by any regulatory authority or applicable law or permitted by the terms of this Agreement, Seller shall from the date of this Agreement to the Closing, with respect to the Branch, unless otherwise permitted in writing by Buyer:

A. Operate the Branch in the ordinary course of business, substantially in the same manner as on the date hereof and reasonably consistent with prudent business practices;

B. Use commercially reasonable efforts to preserve its business organization intact and to retain its present customers and depositors;

C. Perform in all material respects all of its obligations under contracts, leases and documents relating to or affecting the Assets and Real Property, except such obligations as Seller may in good faith reasonably dispute;

D. Maintain all FFE in its current operating condition and repair, ordinary wear and tear excepted as reasonably necessary to preserve the value of the FFE;

E. Maintain in full force and effect all insurance policies now in effect (or substantially comparable replacement policies) or renewals thereof and give all notices and present all claims under all insurance policies within the time periods permitted thereby as reasonably necessary to preserve the value of the Assets and Liabilities;

F. Timely file all material reports related to the Branch required to be filed with governmental authorities and observe and conform in all material respects to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits subject only to permitted extension periods;

G. Withhold from each payment made to each of the Branch Employees the amount of all Taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

H. On or prior to the Closing Date, Seller shall pay in full all production, incentive, performance or annual bonus payment to Branch Employees to be employed by Buyer that have been earned through the Closing Date; and

I. Reasonably cooperate with and use its commercially reasonable efforts to assist Buyer in assuring the transition of the business of Seller with respect to the Assets and Liabilities to Buyer from Seller.

4.4 Prohibited Acts of Seller. Except as may be required by any regulatory authority or applicable law, from the date of this Agreement to the Closing, Seller shall not, without the prior written consent of Buyer which consent shall not be unreasonably withheld, conditioned or delayed:

A. Introduce any new material method of management or operation of the Branch;

B. Increase the rate of compensation of any Branch Employee, except in the ordinary course of business or as required by law, or as otherwise contemplated in this Agreement, or enter into any employment contracts with any Branch Employee;

C. Take any action that would reasonably be likely to result in a Material Adverse Change;

D. Default in any material respect with respect to any provision of any insurance policy now or hereafter in effect relating to the Branch;

E. Enter into any transaction materially affecting any Asset or Liability other than in the ordinary course of business;

F. Offer any deposits at the Branch with terms, rates or conditions that are materially different from the terms, rates or conditions on deposits being offered by other financial institutions in Franklin, Tennessee, except in the ordinary course of business or as required by law, and consistent with competitive conditions or the movement of interest rates generally;

G. Sell, transfer, pledge, encumber or otherwise dispose of any of the Assets except for (i) supplies, if any, which have a unique function in Seller’s business and ordinarily would not be useful to Buyer, (ii) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (iii) signs, or those parts thereof, bearing Seller’s name and logo;

H. Renew, extend the maturity of or alter any of the material terms of any Loan other than in the ordinary course of business consistent with past practices; or

I. Cause or permit at the unsolicited request of depositors the transfer to or from the Branch to or from Seller’s other operations or offices any Deposits of the type included in the Liabilities.

4.5 Access; Investigation; Conversion of Accounts.

A. Prior to the Closing, upon not less than forty eight (48) hours prior notice by Buyer, Seller shall afford the officers and authorized representatives of Buyer access to the Branch and to the books and records of Seller directly related to the Branch, including without limitation all Loan files pertaining to the Assets and Liabilities, in order that Buyer may have full opportunity to make reasonable investigations, at Buyer’s sole cost and expense, at reasonable times, subject to Seller’s normal security requirements and without interfering with the Branch’s normal business and operations or the affairs of Seller relating to the Branch, as it shall reasonably desire to make of the Assets and Liabilities, and the satisfaction of the conditions precedent to Buyer’s obligations described in Article 6. Notwithstanding the foregoing, nothing in this Agreement shall afford Buyer the right to review any information relating to loans held by Seller not included in the Assets or relating to Seller’s other branches, nor shall Seller be required to provide access to or disclose information where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement. Subject to the limitations included in this Section 4.5A, Seller agrees to furnish or make available to Buyer as soon as reasonably practicable, any additional information pertaining to the Assets and Liabilities as Buyer may reasonably request. Any additional copies of such information shall be produced and provided at Buyer’s sole cost and expense. Nothing in this Section 4.5A shall require Seller (i) to breach any obligation of confidentiality; (ii) to reveal any non-public, proprietary information, trade secrets, marketing or strategic plans, or other information unrelated to the transactions contemplated by this Agreement, or (iii) to abide by any of Buyer’s requests which would impose an unreasonable burden on Seller or any of its employees.

B. Conversion of Accounts. Prior to the Closing, in accordance with Section 9.5, and subject to the limitations contained in Section 4.5A of this Agreement, Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts in order to cause the timely transfer of information concerning the Assets and the Liabilities which is maintained on Seller’s data processing system so that Buyer can incorporate such information into Buyer’s data processing system at Closing or as soon as practicable after the Closing.

4.6 Real Property; Title Insurance and Survey.

A. Title Insurance. Seller shall order title commitments for the Real Property (the “Title Commitment”) from a title company reasonably acceptable to Buyer (the “Title Company”) to issue as of the Closing Date an ALTA owner’s policy (the “Title Policy”) insuring Buyer’s interest in the Real Property, together with improvements, buildings and fixtures thereon, in amounts equal to the appraised value for the Real Property calculated in accordance with Section 1.11 of this Agreement. The Title Commitment shall provide for the issuance of the Title Policy to Buyer as of the Closing, subject only to the Permitted Exceptions. Seller agrees to make available to Buyer any information that is in the possession of Seller or to which Seller has reasonable access as may be required by the Title Company under the requirements section of the Title Commitment or otherwise in connection with the issuance of the Title Policy. Seller also agrees to provide an affidavit of title and/or such other information as the Title Company may reasonably require in order for the Title Company to insure over the “gap” (i.e., the period of time between the effective date of the title insurance company’s last checkdown of title to the Real Property and the Closing Date) and to cause the Title Company to delete the standard exceptions from the Title Policy relating to parties in possession and construction liens. All title search and examination fees and title insurance premiums shall be paid by Seller.

B. Survey. Seller shall order surveys of the land and improvements comprising the Real Property (collectively, the “Surveys”) and all costs associated with the survey shall be paid by Buyer from a surveyor reasonably acceptable to Buyer, which shall be deemed to include any surveyor who has previously prepared a survey with respect to the Real Property (the “Surveyor”). The Surveys will comply in all respects with the minimum detail requirements of the American Land Title Association/American Congress on Survey and Mapping as such requirements are in effect on the date of preparation of the Surveys and are sufficient for the Title Company to remove all standard survey exceptions from the Title Policy and issue a survey endorsement reasonably acceptable to Buyer.

C. Title and Survey Defects. Within twenty (20) days after the latter of the receipt of the Title Commitment with legible copies of all exception documents and Survey by Buyer, (the “Inspection Period”) Buyer shall give Seller written notice of any matters revealed by the Title Commitment or Survey which adversely affect the Real Property, other than Permitted Exceptions, and as to which Buyer objects (the “Title Defects”). Any objection which is not timely made shall be deemed waived. Within five (5) days after receipt of Buyer’s written notice of Title Defects, Seller shall provide written notice to Buyer of which Title Defects it elects to cure and Seller shall have until the Closing to cure said Title Defects. Seller shall take such actions to satisfy all B-I requirements in the Title Commitment within its control and satisfy, pay or bond-off at Closing from the sales proceeds amounts secured by liens or mortgages, real estate taxes and assessments which are due and payable (subject to pro-ration adjustments as provided herein) and liquidated liens or judgments affecting all or any portion of the Real Property including any such matters which arise subsequent to the effective date of the Title Commitment (collectively, the “Monetary Liens”). If Seller refuses to remedy said title objections or if Seller is unable to effect a cure prior to or at Closing, other than the Monetary Liens which Seller is required to remedy, Buyer may in its sole discretion either (i) terminate this Agreement or (ii) expressly waive such title objections or defects and proceed toward Closing. Notwithstanding anything to the contrary herein, Buyer may object at any time after the expiration of the Inspection Period to any additional matters first shown by any endorsement of the Title Commitment and/or re-certifications of the Survey, provided that such matters were not created by, through or under Buyer (the “New Title Defects”) and if Seller refuses to remedy any such New Title Defects, Buyer may in its sole discretion either (i) terminate this Agreement or (ii) expressly waive such title objections or defects and proceed toward Closing.

D. Environmental Assessment. Buyer shall have the right to procure and conduct a “Phase I” environmental assessment of the Real Property. The cost of any such assessment shall be paid by Buyer. Buyer shall promptly provide Seller with a copy of any environmental assessments or reports, if any, obtained by Buyer with respect to the Real Property.

4.7 Untrue Representations. Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement (except that with respect to those representations and warranties specifically made as of an earlier date, only if such representation or warranty was untrue as of such earlier date) or that results in Seller’s failure to substantially comply with any material covenant, condition or agreement contained in this Agreement.

4.8 Notice of Material Adverse Changes, Litigation and Claims. Seller shall promptly notify Buyer in writing if Seller becomes aware of (A) any actual or to the knowledge of Seller threatened litigation against Seller materially affecting, or which would reasonably be expected to materially affect, the Branch or the Assets, or (B) any change that has occurred in the business, financial condition, or operations of the Branch that would reasonably be expected to result in a Material Adverse Change.

4.9 No Disclosure or Negotiation with Others.

A. Seller shall not disclose, and shall use commercially reasonable efforts to prevent the disclosure of, any of the terms or conditions hereof to any other person or entity except for disclosure to any officer, director, employee, agent, advisor, representative or affiliate who needs to know such information in connection with the negotiation or consummation of the transactions contemplated by this Agreement or as required by appropriate regulatory authorities and compliance with applicable disclosure obligations under securities laws.

B. Following the execution of this Agreement and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 11 hereof, as long as this Agreement shall remain effective, Seller shall not, directly or indirectly, or through any of its affiliates, nor shall it knowingly permit any of its officers, directors, employees, shareholders, representatives or agents to, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, partner, employee or other authorized representative of Buyer or such affiliate or associate) concerning any sale of or similar transaction involving any portion of the Assets or assignment and assumption of any portion of the Liabilities, or (ii) enter into any agreement or take any action that by its terms or effect is intended to adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby on the terms and conditions set forth herein. Following the execution of this Agreement and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 11 hereof, Seller shall cease and cause to be terminated any current negotiations conducted with any parties other than Buyer with respect to the acquisition or purchase of any portion of the Assets or the Liabilities.

4.10 Notices to Customers.

A. Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors whose Deposit is to be assumed by Buyer, each holder of a safe deposit box at the Branch and to such other customers as may be required by applicable law, such notice of the contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law. The out of pocket cost of the mailings required by this Section 4.10A shall be shared equally by Buyer and Seller.

B. As soon as practicable, but in no event later than fifteen (15) days prior to the Closing Date (or such shorter period as allowed by RESPA), Seller and Buyer shall give joint notice to each customer to the extent required under the Real Estate Settlement Procedures Act (“RESPA”), of the transfer of the servicing of any Loan subject to RESPA.

ARTICLE 5

COVENANTS OF BUYER

5.1 Reasonable Efforts. Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

5.2 Regulatory Approvals.

A. As soon as practicable and in no event later than twenty (20) calendar days after the date of this Agreement, Buyer shall prepare and file any applications, policies and filings required in order to obtain any approval of any governmental body or regulatory agency or authority required to be obtained by Buyer in connection with the transactions contemplated by this Agreement. Buyer agrees to (i) make draft copies of the applications (except for any confidential portions thereof) available to Seller and its counsel on request, (ii) process the applications in a diligent manner and on a priority basis, (iii) request confidential treatment by the appropriate federal and/or state regulatory authorities of all non-public information submitted in the applications, (iv) provide Seller and its counsel promptly with a copy of the applications as filed (except for any confidential portions thereof) and all notices, orders, opinions, correspondence and other documents with respect thereto, and (v) use its best efforts to obtain all required governmental and regulatory approvals. Buyer shall promptly, but in no event later than five (5) business days after receipt of a request by Seller, furnish Seller with all information concerning Buyer reasonably required for inclusion in any application or statement required by law to be made by Seller to or filed by Seller with any governmental body in connection with the transactions contemplated by this Agreement, and Buyer represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Buyer shall otherwise cooperate with Seller in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

B. If any governmental body or regulatory agency or authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting any required approval, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transactions contemplated hereby, such agreement not to be unreasonably withheld, conditioned or delayed.

C. Buyer shall promptly advise Seller upon receiving any communication from any governmental body or regulatory agency or authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes Buyer to believe that there is a reasonable likelihood that any required approval or consent or other approval required hereunder will not be obtained or that receipt of any such approval or consent will be materially delayed.

5.3 Notice of Adverse Changes, Litigation and Claims. Buyer shall promptly notify Seller in writing if Buyer becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Seller or any representation or warranty made in or pursuant to this Agreement or that results in Buyer’s failure to comply with any covenant, condition or agreement contained in this Agreement, or (ii) any litigation, or any claim, controversy or contingent liability that becomes the subject of litigation, against Buyer if such litigation might impede, delay or prevent consummation of the transactions contemplated by this Agreement.

5.4 Notice to Customers.

A. Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors whose Deposit it to be assumed by Buyer, each holder of a safe deposit box at the Branch and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law. The out of pocket cost of the mailings required by this Section 5.4 shall be shared equally by Buyer and Seller.

B. As soon as practicable, but in no event later than fifteen (15) days prior to the Closing Date (or such shorter period as allowed by RESPA), Seller and Buyer shall give joint notice to each customer to the extent required under RESPA, of the transfer of the servicing of any Loan subject to RESPA.

5.5 Use of Name. It is understood that Seller is not transferring to Buyer any right, title or interest in or to, or any right or license to use, Seller’s name or logo in connection with the Assets or Liabilities or otherwise. On the Closing Date, Buyer shall, at its sole cost and expense, substitute its name and logo for the name and logo of Seller on all signs at the Branch. Seller shall remove from the premises, at Seller’s expense, all signs which carry the name and logo of Seller as promptly as practical on or after the Closing Date. In addition, promptly after the Closing Date, Buyer will (A) change the name and logo on all documents relating to the Assets and the Deposit Liabilities to Buyer’s name and logo, (B) notify all persons or entities whose Loans or Deposit Liabilities are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (C) provide all appropriate notices to any regulatory authorities required as a result of the consummation of such transactions. Buyer agrees not to use any forms or other documents bearing Seller’s or any of its affiliates’ names or logos after the Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. In addition, Buyer agrees to replace promptly all written or electronic materials bearing Seller’s name and/or logo used in the ordinary course of banking business, including stationary and forms, with written or electronic materials bearing Buyer’s name and/or logo. At no time, whether before or after the Closing Date, shall Buyer transact any business in the name of Seller or in any way hold itself out as the actual or apparent agent of Seller; provided that nothing in this Section 5.5 will be construed to limit Buyer’s right to use Seller’s name, marks, banking materials or similar identification in connection with actions permitted or contemplated by Article 9 or actions taken with respect to the Loans under the limited power of attorney granted by Seller to Buyer pursuant to this Agreement.

5.6 No Disclosure. Buyer shall not disclose, and shall use commercially reasonable efforts to prevent the disclosure of, any of the terms or conditions hereof to any other person or entity except for disclosure to any officer, director, employee, agent, advisor, representative or affiliate who needs to know such information in connection with the negotiation or consummation of the transactions contemplated by this Agreement or as required by appropriate regulatory authorities and compliance with applicable disclosure obligations under securities laws.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Buyer’s obligation to purchase the Assets and assume the Liabilities under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

6.1 Compliance with Representations, Warranties and Agreements. The representations and warranties made by Seller in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Seller shall have performed or complied in all material respects with all agreements and covenants contained in this Agreement to be performed or complied with by Seller prior to or at the Effective Time.

6.2 Necessary Corporate Actions. Seller shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

6.3 Governmental Approvals. Buyer and Seller shall have received approvals, acquiescences or consents to the transactions contemplated by this Agreement from all necessary governmental and regulatory agencies and authorities, including, but not limited to, the approval of the Tennessee Department of Financial Institutions and the Federal Reserve Bank of Atlanta, and all applicable waiting periods shall have expired or otherwise been terminated. Such approvals and the transactions contemplated hereby shall not then be contested by any federal or state governmental agency or authority.

6.4 No Litigation. No action shall have been taken threatened, instituted or be pending, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (A) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, or (B) if the transactions contemplated by this Agreement are consummated, subject Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities.

6.5 Consents of Third Parties. Seller shall have obtained the consents, authorizations and approvals set forth on Schedule 2.5.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

Seller’s obligation to sell the Assets and transfer the Liabilities under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Seller.

7.1 Compliance with Representations, Warranties and Agreements. The representations and warranties made by Buyer in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have performed or complied in all material respects with all agreements and covenants contained in this Agreement to be performed or complied with by Buyer prior to or at the Effective Time.

7.2 Necessary Corporate Actions. Buyer shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

7.3 Governmental and Other Approvals. Buyer and Seller shall have received approvals, acquiescences or consents to the transactions contemplated by this Agreement from all necessary governmental and regulatory agencies and authorities, including, but not limited to, the approval of the Tennessee Department of Financial Institutions and the Federal Reserve Bank of Atlanta, and all applicable waiting periods shall have expired or otherwise been terminated. Such approvals and the transactions contemplated hereby shall not then be contested by any federal or state governmental agency or authority.

7.4 No Litigation. No action shall have been taken, threatened, instituted or be pending, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (A) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, or (B) if this Agreement, or the transactions contemplated hereby, is consummated, subject Seller or any officer, director or employee of Seller to criminal penalties or to civil liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person or entity, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) or (B) above

ARTICLE 8

SURVIVAL OF REPRESENTATIONS, WARRANTIES,AGREEMENT AND

OBLIGATIONS; INDEMNIFICATION

8.1 Survival. Except as otherwise provided in Section 8.4, the representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date and shall continue until the first anniversary of the Closing Date. All of the post-closing covenants contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the date on which all such covenants are satisfied.

8.2 Indemnification by Seller. Seller hereby agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless Buyer and each of its Insiders (as defined in Section 8.7) from and against, and shall reimburse Buyer and its Insiders with respect to, any and all Losses (as defined in Section 8.7) imposed on, incurred by or asserted against Buyer or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A breach of any representation or warranty of Seller contained in this Agreement;

B. Seller’s ownership or ordinary operation of the Branch, the Assets and the Real Property prior to the Effective Time;

C. The Retained Liabilities;

D. A breach of any covenant of Seller or the failure of Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement;

E. Any Taxeswhich relate to the Assets or Liabilities, including interest and penalties, required to be paid by Seller or its successor, with respect to any period ending at or prior to the Effective Time; and

F. Any claims of any brokers or finders claiming by, through or under Buyer or any of its Insiders with respect to the transactions contemplated by this Agreement.

Any claim for indemnification made by Buyer or its Insiders shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement.

For purposes of determining a breach of any of Seller’s representations, warranties, covenants and agreements, such breach shall be determined without regard to any materiality, material adverse change or material adverse effect qualification contained in such representation, warranty, covenant or agreement.

8.3 Indemnification by Buyer. Buyer hereby agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless Seller and each of its Insiders from and against, and shall reimburse Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A breach of any statement, representation or warranty of Buyer contained in this Agreement;

B. Liabilities of Seller that are expressly assumed by Buyer under this Agreement;

C. Buyer’s ownership and operation of the Branch, the Real Property, the Assets and the Liabilities after the Effective Time;

D. A breach of any covenant of Buyer or the failure of Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any other agreement or document executed pursuant to this Agreement; and

E. Any Taxeswhich relate to the Assets or Liabilities, including interest and penalties, required to be paid by Buyer or its successor, with respect to any period ending after the Effective Time.

Any claim for indemnification made by Seller or its Insiders shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement.

8.4 Limit on Indemnities. Notwithstanding any other provision hereof, the rights of any party to be indemnified under this Agreement shall be subject to the following limitations:

A. Except as otherwise expressly provided in this Section 8.4, all representations and warranties contained in Sections 2.1 (Organization and Standing), 2.2 (Execution and Delivery) and 2.13 (Brokerage Fees) of this Agreement (the “Fundamental Representations”) will survive the Closing indefinitely, and (ii) all covenants and agreements contained in this Agreement and all other representations and warranties made in this Agreement other than those representations and warranties cited in the foregoing clause (i) will survive the Closing until the date which is twelve (12) months following the Closing Date. Notwithstanding any provision to the contrary contained in this Agreement, an Indemnifying Party’s (as defined herein) indemnification obligation under this Article 8 shall continue as to any matter as to which a claim for indemnification is submitted in writing to the Indemnifying Party prior to the relevant expiration date set forth above and any such representation, warranty, covenant or agreement subject to such indemnification claim shall continue to survive until such time as the matter is resolved.

B. Seller shall not be required to indemnify Buyer or its Insiders for any Loss arising under Section 8.2(A) unless and until the aggregate amount of all such Losses exceeds $50,000 (the “Basket”), in which case Seller shall be liable for all Losses in excess of the Basket. Buyer shall not be required to indemnify Seller Indemnitees for any Loss arising under Section 8.3(A), unless and until the aggregate amount of all such Losses exceeds the Basket, in which case Buyer shall be liable for all Losses in excess of the Basket.

C. Notwithstanding anything to the contrary in this Agreement, the limitations to this Article set forth in
Section 8.4(B) shall not apply with respect to any Loss arising from or related to a breach of the Fundamental Representations.

D. In determining the amount of any indemnification obligations under this Article 8, the amount of any obligation for which indemnification may be claimed by any Indemnified Party shall be reduced by any insurance proceeds and tax benefits actually received by the Indemnified Party with respect to the matter that is the subject of the indemnified claim, net of any expenses incurred by the Indemnified Party in collecting such amount and any increased premiums resulting therefrom.

E. Notwithstanding anything in this Article 8 to the contrary, in the event any party to this Agreement perpetrates an intentional fraud on another party hereto, any party which suffers a Loss by reason thereof shall be entitled to seek recovery therefor against the person or persons who perpetrated such intentional fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, the Basket or otherwise) and such Losses shall not count towards satisfaction of the Basket.

F. All representations, warranties, covenants and agreements set forth in this Agreement or in any schedule or exhibit to this Agreement will survive the Closing Date for the periods set forth in Section 8.4(A) and the consummation of the transactions contemplated hereby.

G. The parties shall have no obligations or liability under this Article 8 for any punitive damages, lost profits or consequential damages or losses that the Indemnified Party may suffer arising out of or relating to this Agreement.

8.5 Procedure for Indemnification.

A. If a party hereto seeks indemnification under this Article 8 against another party, such party seeking indemnification (the “Indemnified Party”) shall give written notice to such other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. If any suit, action, claim, liability or obligation shall be brought or asserted by any third party (an “Indemnification Proceeding”) which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 8, the Indemnified Party shall, as promptly as practicable after receiving notice thereof, notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto; provided that the failure to so notify any Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially prejudiced such Indemnifying Party.

B. The Indemnifying Party shall have the right to assume and control the defense of such Indemnification Proceeding. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation. If the Indemnifying Party has assumed the defense of an Indemnification Proceeding as provided in this Section 8.5(B), the Indemnifying Party shall not be liable for any legal expenses incurred by the Indemnified Party in connection with a defense of an Indemnification Proceeding. Anything in this Section 8.5 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation. In all cases, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of claims or litigation, including by making employees, information, and documentation reasonably available. Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of one (1) counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, except where non-monetary relief is incidental to a primary claim or primary claims for monetary damages, (ii) involves criminal or quasi-criminal allegations or (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to diligently prosecute or defend. In the event that the Indemnified Party assumes control of such defense, the Indemnifying Party shall not be bound by any determination of such matter or any compromise or settlement thereof without the consent of the Indemnifying Party which consent shall not be unreasonably withheld.

C. In the event that the Indemnifying Party does not assume the defense of an Indemnification Proceeding after receipt of written notice from such Indemnified Party, the Indemnified Party may defend against the Indemnification Proceeding in such manner as it deems appropriate. In effecting the settlement of any such Indemnification Proceeding, the Indemnified Party shall act in good faith, shall consult with the Indemnifying Party and shall enter into only such a settlement as the Indemnifying Party shall approve (the Indemnifying Party’s approval will be implied if it does not respond within five (5) business days of its receipt of the written notice of such a settlement offer).

8.6 Payments. Any payment pursuant to a claim for indemnification hereunder shall be made not later than five (5) business days after an agreement between the relevant parties as to the validity and amount of the claim or after the amount of the claim is finally determined by a non-appealable judgment of a court of competent jurisdiction. Any payment required under this Section 8.6 which is not made when due shall bear interest at a rate per annum equal to the rate published by The Wall Street Journal as the “prime rate” at large U.S. money center banks, compounded monthly (provided that if such rate of interest is in excess of the maximum amount permitted by applicable law, the rate of interest shall be reduced to the maximum rate chargeable under applicable law). Amounts actually paid as indemnification to Buyer or by Buyer shall be treated as adjustments to the Payment Amount.

8.7 Definitions. For the purposes of this Article 8, the term “Insiders” means the officers, directors, employees, shareholders, representatives, and agents of a business entity, and the term “Losses” means damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs actually incurred by the Indemnified Party (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind except as otherwise limited herein.

8.8 Exclusivity. After the Closing, except in the case of fraud or willful breach, this Article 8 will provide the exclusive remedy for any breach of representation or warranty set forth in this Agreement or otherwise arising out of this Agreement or the transactions contemplated by this Agreement; provided that the foregoing shall not prevent a party from obtaining specific performance, injunctive relieve or any other available non-monetary equitable remedy.

8.9 As-Is Sale; Waiver of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DEED, BUYER ACKNOWLEDGES THAT THE ASSETS AND LIABILITIES ARE BEING SOLD AND ACCEPTED ON AN “AS-IS-WHERE-IS” BASIS. SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS AND LIABILITIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9

OPERATIONAL AGREEMENTS

9.1 Replacement of Customer Check Stock and ATM and Debit Cards. The parties will use reasonable efforts to develop, prior to the Effective Time, procedures (A) that will cause checks drawn on Seller’s form of check stock against Deposits that are received after the Effective Time to be cleared through Buyer’s then current clearing procedures and (B) to provide for the delivery of new ATM and debit cards by Buyer and the orderly processing of ATM and debit card transactions.

9.2 Payment of Checks, Drafts, and Orders. After the Effective Time, Buyer agrees (A) to pay in accordance with applicable law, the Deposit agreements and customary banking practice all checks, drafts and withdrawal orders properly drawn by Depositors and properly presented to Buyer, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by Buyer under this Agreement are sufficient to permit the payment thereof (after taking into account any overdraft protection rights of the Depositors), and (B) in all other respects to discharge, in accordance with applicable law, the Deposit agreements and customary banking practice in the usual course of its banking business, all duties and obligations of Seller with respect to the balances due and owing to the Depositors. If any of the Depositors shall demand payment from Seller for all or any part of any Deposit, Seller shall not be liable or responsible for making such payment.

9.3 Clearing Items. During the 30-day period following the Closing Date, if it is not possible to clear checks or other items drawn on a Deposit account through Buyer’s then current clearing procedures, Seller will make provisional settlement to the presenting institution and will forward all such checks and other items on such Deposit to Buyer, no later than the next business day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement within one (1) business day. Upon the expiration of such 30-day period, Seller shall cease forwarding checks and other debits against the Deposit accounts and return them to the originators marked “Account Closed.” Upon timely presentation to Buyer, Buyer will assume responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation, or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of items.

9.4 Returned Items. Buyer agrees, no later than the start of the second (2nd) business day after demand by Seller, to pay to Seller an amount equivalent to the amount of any uncollected item included in a Depositor’s balance on the Closing Date that is returned within sixty (60) days after Closing as not collected. Buyer shall be required to make such payment for an item only up to the balance of any funds on deposit with Buyer and any balance available to the customer under any overdraft plan the Depositor has with Buyer at the time Seller makes the demand as aforesaid.

9.5 Data Processing. Prior to the Closing, Seller and Buyer shall cooperate with one another and shall use their commercially reasonable best efforts (consistent with their informal day to day operations) in order to cause the conversion of the current data processing activities of the Branch with respect to the Assets and Liabilities to Buyer’s data processing system to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer. As soon as practicable at the request of Buyer after receipt of all required regulatory approvals, Seller shall deliver to Buyer, at Buyer’s expense, a list of the Deposits (customer names, addresses and tax identification numbers, current balances and maturities of all certificates of deposits), grouped by deposit type, and original or one duplicate copy (including electronic copy, magnetic tape, disc storage, card forms and printed copy). Following the receipt of the regulatory approvals (except for the expiration of statutory waiting periods) or with the approval of Seller, Buyer shall be permitted, at its expense and without unreasonably interfering with the operations of the Branch, to install and test communication lines, both internal and external, and prepare for the installation of automated equipment in the Branch on the Closing Date. Upon Closing, Seller shall deliver all customer information files and customer records, ACH items, application files, machine operating and application software, full documentation of all application and processing routines and any other documentation in the possession of the Branch and reasonably necessary to the orderly operation and conversion to Buyer’s system of Seller’s data processing operations to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer.

9.6 Compliance with Garnishments and Similar Orders. After the Effective Time, Buyer will comply in all material respects with any and all garnishments, similar court orders, tax liens and order of any governmental entity in effect with respect to the Deposits, and Buyer will not pay any Deposits in violation of such garnishments, orders or tax liens or otherwise take any actions not permitted pursuant thereto or pursuant to applicable law.

9.7 Direct Deposit Arrangements. Seller will use reasonable efforts to transfer to Buyer on the Closing Date all of those automated clearing house and Fed wire direct deposit arrangements that are tied by agreement or other standing arrangement to the Deposits.

9.8 Final Statements. Seller will render a final statement to each Depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller’s business. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements unless such final statement is made as of a date that would ordinarily carry such periodic fees or blanket charges.

9.9 Interest Reporting and Withholding. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets and the Liabilities are the responsibility of Seller up to and through the Closing Date and the responsibility of Buyer thereafter.

9.10 Loans. In connection with the transfer of the Loans, Seller and Buyer agree as follows:

A. The parties will cooperate and use commercially reasonable efforts to cause Buyer to become the beneficiary of credit life, accident and health, vendor’s single interest premium or similar insurance purchased by or on behalf of such customer on the Loans. For the duration of such insurance, Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the issuer of such insurance will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time;

B. Each of Buyer and Seller will use commercially reasonable efforts to comply with all notice and reporting requirements of the loan documents or of any law or regulation with respect to the transfer of such Loans;

C. Within fifteen (15) days prior to the Closing Date (or, if such shorter period is allowed by law, following receipt of all regulatory approvals but prior to the Closing Date), Seller will, at its expense, send to Loan customers payment information or payment notices with Buyer’s payment address. Within thirty (30) days after the Closing Date, Buyer will, at its expense, issue new coupon books or similar payment notices for payment of the Loans with instructions to use Buyer’s coupons or statements and to destroy unused coupons furnished by Seller;

D. For a period of ninety (90) days after the Closing Date, within three (3) business days after receipt by Seller of any check or money order made payable to Seller representing payment on a Loan, Seller shall issue and forward a cashier’s check made payable to Buyer or wire transfer to the benefit of Buyer in the amount of such item, and forward the item for collection. If the item is returned unpaid, however, Seller shall promptly notify Buyer of such item’s return and shall forward the original of such item to Buyer. Within three (3) business days after receipt of such returned item, Buyer shall issue and forward a cashier’s check or wire transfer to Seller in the amount of such item, and Buyer shall be responsible for any further efforts to collect such item; and

E. If the balance due on any Loan has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value representing the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

9.11 Other Items. After the Effective Time, Seller agrees to deliver immediately, but in no event later than two (2) business days after receipt by Seller, to Buyer (A) any collected funds accepted by Seller for credit to any account included in the Deposits, (B) any refunds or reimbursements of prepaid expenses included in the acquired Assets for which an adjustment to the Payment Amount was made pursuant to Sections 1.7 or 1.8 and which are accepted by Seller, and (C) any written notices or correspondence received by Seller relating to the Deposits or the Loans. Buyer shall pay to Seller immediately, but in no event later than two (2) business days after receipt by Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the Payment Amount was made pursuant to Sections 1.7 or 1.8 and which are accepted by Buyer. Notwithstanding the foregoing provisions of this Article 9, each of Seller and Buyer shall as soon as practicable following the Closing establish demand deposit accounts in favor of the other, and shall credit such accounts with any amounts payable to the other pursuant to this Article 9. The party in whose favor such account is established shall be entitled to draw upon such account by wire transfer at any time. All amounts shall be credited on or before the time that such amounts would otherwise be payable pursuant to the applicable section of this Article 9. Each of Buyer and Seller shall maintain the accounts so established for a period of ninety (90) days after the Closing Date.

9.12 Safe Deposit Box and Safekeeping Business. From and after the Effective Time, Buyer agrees to assume and discharge, in the usual course of banking business, the duties and obligations of Seller with respect to and in accordance with the Safe Deposit Contracts, and to maintain all necessary facilities for the use of such safety deposit boxes by the persons entitled to use them during the period for which such persons or entities have paid rent therefore in advance to Seller, subject to the provisions of the rental agreements between Seller and the respective renters of such safety deposit boxes. From and after the Effective Time, Buyer shall assume, honor, and discharge the duties and obligations of Seller with respect to all safekeeping items obtained from Seller pursuant to such assumed Safe Deposit Contracts, including the maintenance and protection thereof, and shall be entitled to any right or benefit thereafter. At the Closing, Seller shall provide Buyer with a true and correct list of all Safe Deposit Contracts in effect as of the Closing Date that Buyer assumes hereunder, together with the rentals or other amounts paid on such Safe Deposit Contracts and the expiration dates of such Safe Deposit Contracts.

9.13 Non-Solicitation. For and in consideration of the purchase by Buyer of the Assets and the assumption of the Liabilities and the other agreements and covenants contained in this Agreement, for a period of twelve (12) months following the Closing Date, Seller will not specifically target and solicit the deposit relationships, retail or commercial banking business of any current customers of Seller at the Branch whose banking business or any part thereof is transferred to Buyer as part of the Assets or Liabilities pursuant to the terms of this Agreement. Furthermore, for a period of twelve (12) months following the Closing Date, Seller shall not open or relocate a new branch within ten (10) miles of the Branch; provided, however, that this restriction will not apply to any branch existing as of the date of this Agreement nor preclude Seller from acquiring, or being acquired by or selling assets to, another financial institution which may have a branch or branches within ten (10) miles of the Branch. Notwithstanding the foregoing, nothing in this Section 9.13 shall (i) restrict general mass mailings, telemarketing calls, statement stuffers, advertisements or other similar communications whether in print, on radio, television, the Internet, or by other means that are directed to the general public or to a group of customers who may include customers of the Branch, provided that such group is defined by criteria other than primarily as customers of the Branch, (ii) otherwise prevent Seller from taking such actions as may be required to comply with applicable federal or state laws, rules or regulations or from servicing or communicating with the then-current customers of Seller, or (iii) restrict or prevent Seller from soliciting or providing any securities, brokerage, trust, or insurance services or products to any customer whose Deposits are assumed by, or whose Loan is assigned to, Buyer pursuant to this Agreement or any other customer, except that Seller may not solicit any deposit or lending business that has the purpose or effect of replacing in whole or in part any Deposit assumed by, or Loan assigned to, Buyer pursuant to this Agreement. If any court of competent jurisdiction should determine that any term or terms of this covenant or such agreements are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Buyer may be irreparably damaged if the provisions of this Section 9.13 are not specifically enforced. Accordingly, Buyer shall be entitled to seek an injunction restraining any violation of this Section 9.13 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

9.14 Certain Taxes. Seller and Buyer shall share equally the responsibility for the payment of all transfer taxes, recording fees, Uniform Commercial Code filing fees and the like arising as a result of the purchase of the Assets, when due. Buyer shall not be responsible for, or have any liability with respect to, any taxes incurred by Seller or its shareholders arising out of this transaction. Seller shall cooperate with Buyer in Buyer’s efforts to minimize any transfer taxes and recording or filing fees payable, if any, as a result of the transactions contemplated by this Agreement.

9.15 Allocation of Payment Amount. No later than thirty (30) calendar days after the Closing Date, Seller shall deliver to Buyer a statement setting forth an allocation of the Payment Amount paid in respect of the Assets (for federal, state and local tax purposes) (the “Allocation”) in accordance with the rules under Section 1060 of the Code. Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and any regulations thereunder, and the Allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060 of the Code. Buyer shall have a period of ten (10) business days following receipt of the Allocation in which to review the Allocation and raise any objections that Buyer may have. Unless Buyer timely objects, the Allocation shall become binding on the parties without further adjustment. If Buyer timely objects, Seller and Buyer shall use their reasonable best efforts to resolve the disagreement during the ten-day period following Buyer’s notice. If the disagreement is not resolved during such ten-day period, the dispute shall be referred to the Mediator and such Allocation shall be modified by any resolution and thereupon such Allocation shall become final and binding. Buyer and Seller shall jointly bear the costs of such Mediator.

ARTICLE 10

EMPLOYEE MATTERS

The parties shall follow the following procedure in dealing with employees of Seller regarding employment after the Closing:

10.1 Notice to Employees and Information. With respect to all employees of Seller affiliated with the Branch, which employees are listed on Schedule 10.1 hereto (the “Branch Employees”), as soon as reasonably practicable after the signing of this Agreement, Seller and Buyer shall jointly notify each Branch Employee that Seller and Buyer have entered into an agreement with respect to Buyer’s acquisition of the Assets and Liabilities.

10.2 Employee Matters.

A. Buyer will offer to employ all of the Branch Employees effective as of the Closing Date. Buyer will communicate offers of employment in accordance with any applicable legal requirements and in a form mutually acceptable to Seller and Buyer. All such Branch Employees shall be offered employment with Buyer in all cases (i) in a position requiring comparable skills and abilities as such Branch Employee’s position with Seller on the Closing Date, (ii) with annual base salary, or weekly or hourly rate of pay which is equal to such Branch Employee’s pay with Seller on the Closing Date, (iii) at a work location not more than ten (10) miles from such Branch Employee’s work location with Seller on the Closing Date, and (iv) with a work schedule that is no more than a two-hour adjustment to the starting or ending time, and with the same regular scheduled work days, of the Branch Employee’s position with Seller on the Closing Date (a “Comparable Job Offer”). Each Branch Employee who accepts Buyer’s offer of employment and commences employment with Buyer hereunder shall become a “Transferred Employee” on the Closing Date. Years of service of each of the Transferred Employees with Seller, and any predecessors, prior to the Effective Time shall be credited for purposes of (i) eligibility under Buyer’s employee welfare benefit plans, and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under all other employee benefit plans of Buyer, including, without limitation, all pension, retirement, profit sharing, 401(k) and employee stock ownership plans. With respect to any Branch Employee who accepts an offer of employment from Buyer who on the Closing Date is on military leave, medical leave, short-term disability or other leave of absence in accordance with applicable law and approved by Seller (but excluding any Branch Employee absent by reason of long-term disability, for whom Seller will retain all liability), except as required by applicable law, Buyer need only employ such Branch Employee for the period beginning after such absence if such Branch Employee returns to employment in accordance with the terms of such Branch Employee’s leave. Any such Branch Employee will cease employment with Seller at the end of such leave of absence. Nothing in this Agreement shall be construed as an employment contract between Buyer and any Transferred Employee. Buyer shall not have any responsibilities or rights regarding any Branch Employee terminated prior to the Closing Date or any Branch Employee who has received a Comparable Job Offer from Buyer but who chooses not to become an employee of Buyer.

B. In accordance with the provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) and the terms of Buyer’s group health, hospitalization, medical, dental and disability plans (collectively, the “Buyer’s Plans”), the Transferred Employees shall be given “creditable coverage” credit for their coverage under Seller’s group health, hospitalization, medical, dental and disability plans under the pre-existing condition limitation provisions of Buyer’s Plans. In addition, if a condition was not a “pre-existing condition” for a participant in Seller’s group health, hospitalization, medical, dental and disability plans, then it shall not be considered to be a pre-existing condition under Buyer’s Plans; provided, however, that if a Transferred Employee’s condition is being excluded as a pre-existing condition under the relevant Seller’s plan of the Closing Date, then Buyer may treat such condition as a pre-existing condition under the relevant Buyer’s Plan for the period such condition would have been treated as a pre-existing condition under Seller’s plan.

C. Unless otherwise agreed by Buyer and Seller in writing, Seller is responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date (or the date that a Branch Employee becomes a Transferred Employee.

D. Seller shall use its commercially reasonable efforts to maintain the Branch Employees as Branch Employees of Seller from the date hereof through the Closing Date.

E. Buyer and Seller agree that Seller shall not deliver any notice to the Branch Employees pursuant to the Worker Adjustment and Retaining Act, as amended (the “WARN Act”). Buyer further agrees that it shall be responsible for providing a timely notification if required by the WARN Act for any employee terminations or layoffs following the Closing Date. Buyer shall indemnify, hold harmless and defend Seller from and against any and all claims, lawsuits, costs (including reasonable counsel fees) and liabilities suffered by Seller as a result of any failure to give any notice to the Branch Employees pursuant to the WARN Act.

10.3 Seller’s Retention of Liabilities. Seller shall retain all liabilities and obligations (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health, disability and retirement benefits), for any claims incurred by any Branch Employee prior to the Effective Time. Except as required by law, Buyer shall not at any time assume any liability for the benefits of any Branch Employee under any of Seller’s benefit plans.

ARTICLE 11

TERMINATION AND ABANDONMENT

11.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing as follows, and in no other manner:

A. By the mutual written consent of Seller and Buyer;

B. By either Buyer or Seller, if the Closing has not occurred within ten (10) business days following receipt of all necessary regulatory approvals and the expiration of any mandatory waiting period or such other date as Seller and Buyer shall reasonably agree in writing as necessary to accommodate the data conversion process, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

C. By either Buyer or Seller, if the Closing has not occurred on or prior to June 30, 2012, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

D. By Buyer or Seller if any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to complete such transactions;

E. By Buyer if any Material Adverse Change has occurred since September 30, 2011,which has not been cured or which cannot be cured within ten (10) business days after the earlier of Seller obtaining knowledge thereof or Buyer delivering written notice to Seller that a Material Adverse Change has occurred;

F. By either Buyer or Seller in the event of a material breach by the other of any representation, warranty or agreement contained herein, that is not cured or cannot be cured within thirty (30) days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this provision shall not relieve the breaching party of liability for such breach; or

G. By Buyer in the event of a material breach of Section 4.9B by Seller.

11.2 Notice of Termination. The power of termination provided for by Section 11.1 may be exercised only by a notice given in writing, as provided in Section 12.4.

11.3 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 11.1, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that this Article 11, the provisions of Section 12.12 and the provisions of Section 12.13 shall survive such termination.

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement. This Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

12.2 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

12.3 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by each party hereto.

12.4 Notices. Any and all notices and other communications required or permitted to be given under this Agreement by any party hereto to the other party may be delivered personally or by overnight courier service or sent by mail, at the respective addresses or transmission numbers set forth below and shall be effective upon the earlier of actual receipt or (A) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested and (B) in the case of overnight courier service, one (1) business day after delivery to such courier service with instructions to deliver the next business day. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section 12.4. All communications must be in writing and addressed as follows:

If to Seller:	Community First Bank & Trust

501 S. James Campbell Blvd.

Columbia, TN 38401

Attn: Michael J. Saporito

With a Copy to:	Bob F. Thompson

D. Scott Holley

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

If to Buyer:	CapStar Bank

201 Fourth Avenue North

Suite 950

Nashville, TN 37219

Attn: Claire W. Tucker

President and Chief Executive Officer

With a Copy to:	Paul S. Ware

J. Andrew Robison

Bradley Arant Boult Cummings LLP

1819 5th Avenue North

Birmingham, AL 35203

12.5 Binding Effect. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person or entity other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person or entity. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

12.6 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

12.7 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (A) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.8 Assignability. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 12.8 shall be void and of no effect.

12.9 Rules of Construction. All sections referred to herein are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

12.10 Expenses. Seller shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees, brokers’ fees and application fees, as applicable), and Buyer shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees, broker’s fees and application fees, as applicable), in connection with this Agreement and the consummation of the transactions contemplated hereby.

12.11 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. No party to this Agreement shall by any act (except by a written instrument signed by the party to be charged) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. Neither failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

12.12 Public Disclosure. Seller and Buyer will consult with each other regarding the content of any press release or other public disclosure concerning this transaction and obtain the prior written approval of the other party hereto; provided, however, that notwithstanding anything else contained in this Section 12.12, Seller and Buyer shall be permitted to make any public disclosure or governmental filings as its counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations.

12.13 Confidential Information. Except as may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Sections 6.3 and 7.3, Seller and Buyer will treat as confidential any information related to the transactions described herein obtained from the other party. Seller and Buyer will use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein. The term “information” does not include any information that (A) at the time of disclosure or thereafter is generally available to and known by the public, (B) was available on a nonconfidential basis from a source other than Seller or Buyer or (C) was independently acquired or developed without violating any laws or obligations under this Agreement. In the event of termination of this Agreement, each party shall redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. Notwithstanding the return of such documents, work papers and other materials, each party shall be bound by the obligations of confidentiality set forth herein for a period of two (2) years following the effective date of the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUYER:
CAPSTAR BANK

By:	/s/ Claire W. Tucker
Name:	Claire W. Tucker
Title:	President and CEO

SELLER:
COMMUNITY FIRST BANK & TRUST

By:	/s/ Michael J. Saporito
Name:	Michael J. Saporito
Title:	Senior Vice President and COO

ANNEX A

DEFINED TERMS

Index of Terms Defined Elsewhere in this Agreement

Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Section
Agreement	Introduction
Allocation	9.15
Assets	1.1
Assignment and Assumption Agreement	1.9K
ATM	1.1F
Basket	8.4B
Bill of Sale	1.9J
Branch	Recitals
Branch Employees	10.1
Buyer	Introduction
Buyer’s Plans	10.2B
Cash on Hand	1.1F
Closing	1.6
Closing Date	1.6
Code	2.16A
Comparable Job Offer	10.2A
Credit Card Accounts	1.1H
Deed	1.9N
Deposits	1.3A
Deposit Agreements	1.3A
Depositors	1.3A
Deposit Premium	1.5B
ERISA	2.14
Effective Time	1.6
Environmental Law	2.19
Environmental Reports	2.17
Equipment Leases	1.1L
Excluded Assets	1.2
FDIC	1.1G
FFE	1.1E
Final List	1.7B
Fundamental Representations	8.4A
Hazardous Material	2.19
HIPAA	10.2B
IRAs	1.12A
Indemnification Proceeding	8.5A
Indemnified Party	8.5A
Indemnifying Party	8.5A
Insiders	8.7
Inspection Period	4.6C
Liabilities	1.3
Limited Power of Attorney	1.9K
Loans	1.1A
Losses	8.7

MAI	1.11A
Material Adverse Change	2.9
Monetary Liens	4.6C
Mediator	1.7
New Title Defects	4.6C
Overdrafts	1.1J
Overdraft Protection Lines of Credit	1.1K
Overdraft Protection Loans	1.1K
Payment Amount	1.5B
Permitted Exceptions	1.9N
Permitted Liens	2.6
Preliminary List	1.7A
Preliminary Payment Schedule	1.5A
Prepaid Items	1.1G
RESPA	4.10B
Real Property	1.1C
Real Property Leases	1.1I
Records	1.1D
Rent Roll	2.19K
Retained Liabilities	1.4
Safe Deposit Contracts	1.1B
Seller	Introduction
Surveys	4.6B
Surveyor	4.6B
Taxes	2.16C
Tenant	2.19L
Title Commitment	4.6A
Title Company	4.6A
Title Defects	4.6C
Title Policy	4.6A
Transferred Employee	10.2A
WARN Act	10.2E

EXHIBITS

Exhibit A	-	Closing Settlement Amounts
Exhibit B	-	Form of Bill of Sale
Exhibit C	-	Assignment and Assumption Agreement
Exhibit D	-	Limited Power of Attorney
Exhibit E	-	Special Warranty Deed
Exhibit F	-	Assignment of Lease

SCHEDULES

Schedule 1.1A	-	Loans
Schedule 1.1B	-	Safe Deposit Contracts
Schedule 1.1C	-	Description of Real Property
Schedule 1.1E	-	Fixed Assets
Schedule 1.1I	-	Real Property Leases
Schedule 1.1L	-	Equipment Leases
Schedule 1.3A	-	Deposits
Schedule 1.12B	-	IRA Deposits
Schedule 2.4	-	Litigation
Schedule 2.5	-	Consents
Schedule 2.14	-	Employee Matters
Schedule 2.19J	-	Real Property Lease Disclosures
Schedule 10.1	-	List of Employees

Exhibit A

CLOSING SETTLEMENT AMOUNTS

PAYMENT SCHEDULE

(Preliminary Payment Schedule as of                         , 2012)

(Capitalized terms used within this Payment Schedule shall have the meanings ascribed thereto in the Purchase and Assumption Agreement between Capstar Bank and Community First Bank & Trust to which this Payment Schedule relates.)

Cash due Buyer for:

Deposits (including accrued but unpaid interest)

Total cash due Buyer

Cash due Seller for:

Real Property

Net Book Value of FFE

Deposit Premium

Loans, Overdraft Protection Loans and Overdrafts (including accrued but unpaid interest)

Cash on Hand

Net Book Value of Prepaid Items

Net Book Value of Credit Card Accounts

Pro rata FDIC insurance

Other prorated items

Total cash due Seller

Net cash due Seller (Buyer)

[SIGNATURE PAGE TO FOLLOW]

Seller hereby approves the Payment Schedule of Closing settlement amounts and acknowledges receipt of the net cash due Seller. Buyer hereby approves the Payment Schedule of Closing settlement amounts, acknowledges receipt of the net cash due Buyer and assumes liability for payment of all taxes and other items as provided for in the Purchase and Assumption Agreement between Seller and Buyer dated as of the             day of February, 2012 (the “Agreement”). Seller and Buyer agree to make subsequent adjustments to the extent necessary in accordance with Sections 1.7, 1.8 and 9.15 of the Agreement.

SELLER:

COMMUNITY FIRST BANK & TRUST, a Tennessee state-chartered bank

By:
Printed Name:
Title:

BUYER:

CAPSTAR BANK, a Tennessee state-chartered bank

By:
Printed Name:
Title:

Exhibit B

BILL OF SALE

THIS BILL OF SALE is dated this             day of                         , 2012, by COMMUNITY FIRST BANK & TRUST, a Tennessee state-chartered bank (“Seller”).

WITNESSETH:

WHEREAS, Seller and CapStar Bank, a Tennessee banking corporation (“Buyer”), have entered into a Purchase and Assumption Agreement, dated as of [                    ], 2012 (the “Agreement”), which provides for the sale by Seller to Buyer of certain assets related to Seller’s branch office located at 9045 Carothers Parkway, Franklin, Tennessee 37067 (the “Branch”), as set forth in the Agreement. Capitalized terms used, but not defined, herein shall have the meanings defined in the Agreement.

NOW, THEREFORE, Seller, for good and valuable consideration, receipt of which is hereby acknowledged, does hereby absolutely and unconditionally sell, assign, transfer, convey and deliver to Buyer all of Seller’s right, title and interest in, to and under the following assets (the “Assets”):

(a)	the Loans;

(b)	the Safe Deposit Contracts;

(c)	the FFE;

(d)	the Cash on Hand;

(e)	the Prepaid Items;

(f)	the Overdrafts;

(g)	the Overdraft Protection Lines of Credit and the Overdraft Protection Loans;

(h)	the Records;

(i)	the Equipment Leases; and

(j)	the Credit Card Accounts;

but without recourse and without any representations or warranties, except as otherwise specifically set forth in the Agreement.

Seller, for itself and its successors and assigns, does hereby covenant to and agree with Buyer and its successors and assigns that Seller shall, from time to time, at the request of Buyer, execute, acknowledge and deliver to Buyer any and all further instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to transfer the Assets to Buyer, to enable Buyer to bill, collect, service and administer the Loans and to give full force and effect to the full intent and purpose of this Bill of Sale.

This Bill of Sale shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed by its duly authorized officer as of the day and year first above written.

SELLER:

COMMUNITY FIRST BANK & TRUST, a Tennessee state-chartered bank

By:
Printed Name:
Title:

Exhibit C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this             day of                     , 2012, by and between COMMUNITY FIRST BANK & TRUST, a Tennessee state-chartered bank (“Seller”), and CAPSTAR BANK, a Tennessee banking corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller and Buyer have entered into a Purchase and Assumption Agreement, dated as of [                         ], 2012 (the “Agreement”), which provides for the assignment by Seller of all of its right and interest in and to certain deposit accounts and other liabilities related to Seller’s branch office located at 9045 Carothers Parkway, Franklin, Tennessee 37067, and the assumption by Buyer of all of Seller’s duties, obligations and liabilities thereunder accruing or arising on or after the Effective Time (excluding the Retained Liabilities) all as set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt of which is hereby acknowledged by Seller and Buyer, Seller hereby assigns, transfers and conveys to Buyer all of Seller’s right and interest in and to, and Buyer does hereby assume, and agree to pay, perform and discharge (a) all of Seller’s duties, obligations and liabilities in connection with the Liabilities, except for the Retained Liabilities described in Section 1.4 of the Agreement.

This Assignment and Assumption Agreement shall be binding upon, and shall inure to the benefit of, Seller, Buyer and each of their respective successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control. All capitalized terms that are defined in the Agreement and are not otherwise defined herein shall have the meaning given to them in the Agreement.

This Assignment and Assumption Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Tennessee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

SELLER:

COMMUNITY FIRST BANK & TRUST, a Tennessee state-chartered bank

By:
Printed Name:
Title:

BUYER:

CAPSTAR BANK, a Tennessee banking corporation

By:
Printed Name:
Title:

Exhibit D

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT, Community First Bank & Trust, 501 S. James Campbell Blvd., Columbia, Tennessee (“Seller”), hereby constitutes and appoints CapStar Bank, 201 4th Avenue North #950, Nashville, TN 37219 (“Buyer”), through any of its authorized officers listed on Exhibit A hereto, as the true and lawful attorney-in-fact of Seller to do those things hereinafter set forth in relation to the loans sold, assigned and transferred to Buyer by Seller (the “Loans”) pursuant to that certain Purchase and Assumption Agreement, dated as of [                    ], 2012, by and between Seller and Buyer (the “Agreement”), in all cases in the name, place, and stead of Seller for the benefit and on behalf of Buyer and at its sole cost and expense:

1. To ask, demand, sue for, endorse, recover, receive and collect all of the Loans and all sums of money associated with the Loans, which shall be due or become due, make any repossessions in connection therewith, and to make, execute and give effectual receipts, releases, discharges, satisfactions or terminations for the same;

2. To endorse any promissory notes or other evidences of obligation relating to the Loans or any of them upon which Seller appears as a payee or is otherwise the holder or assignee and has apparent beneficial interest;

3. To modify, amend, continue, assign or terminate any UCC financing statements, or discharge any liens on collateral, relating to the Loans or any of them consistent with the terms of the related underlying security agreements;

4. To prepare any documents of assignment or transfer in order to satisfy the request of any person, organization or governmental body requesting written evidence of the right of Buyer to possess and own the Loans and security therefor;

5. To issue notice to any insurer, guarantor or debtor (as defined under state law) of the transfer of the beneficial interest of Seller in the Loans and related collateral to Buyer; and

6. To record any evidence of assignment, transfer, modification or release of any interest in real property held by Seller relating to the Loans or any of them.

7. To take any and all actions necessary or appropriate to effect any of the foregoing.

Seller will, upon request, execute and deliver to Buyer such further recordable documents as may be reasonably necessary to facilitate or confirm actions as attorney-in-fact for the foregoing purposes.

Seller hereby ratifies and confirms as to third persons all acts and things done by Buyer with apparent authority in accordance with this power of attorney.

This power of attorney is for the purpose of carrying into effect the transfers contemplated by the Agreement, shall be considered a power coupled with an interest, shall be deemed an irrevocable and durable power of attorney, and shall be binding upon Seller, its successors and assigns and inure to the benefit of Buyer, its successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller has caused this Limited Power of Attorney to be executed by its duly authorized officer as of the day and year first above written.

SELLER:

COMMUNITY FIRST BANK & TRUST, a Tennessee state-chartered bank

By:
Printed Name:
Title:

WITNESSES:

Print Name:

Print Name:

STATE OF TENNESSEE	)
)
COUNTY OF	)

The foregoing instrument was acknowledged before me this             day of                     , 2012, by                     ,
the                             of COMMUNITY FIRST BANK & TRUST, a Tennessee state-chartered bank, on behalf of said bank.

Notary Public
My Commission Expires:

Exhibit A

Authorized Officers

Exhibit E

THIS INSTRUMENT PREPARED BY: BASS, BERRY & SIMS PLC (MAS) 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201

SPECIAL WARRANTY DEED

Address New Owner(s)	Send Tax Bills To	Map & Parcel Nos.
Capstar Bank 201 4th Avenue North, #950 Nashville, TN 37219	Same	Map [ ], Parcel No. [ ]

FOR AND IN CONSIDERATION of the sum of TEN AND NO/100 ($10.00) DOLLARS cash in hand paid and other good and valuable consideration, the receipt of which is hereby acknowledged, COMMUNITY FIRST BANK & TRUST, a Tennessee banking corporation (“Grantor”), has this day bargained and sold, and does hereby bargain, sell, transfer and convey unto CAPSTAR BANK, a Tennessee banking corporation (“Grantee”), its successors and assigns, certain tracts or parcels of land in Williamson County, Tennessee, described on Exhibit A attached hereto.

Said property is conveyed subject to the matters described on Exhibit B attached hereto.

TO HAVE AND TO HOLD said land with the appurtenances, hereditaments, estate, title, and interest thereto belonging to Grantee, its successors and assigns, forever.

This is improved property known as 9045 Carothers Parkway, Franklin, Tennessee 37067.

Grantor covenants and binds itself to warrant and forever defend the title to said land to Grantee, its successors and assigns, against the lawful claims of all persons claiming by, through and under Grantor (other than claims arising out of the matters set forth on Exhibit B), but not further or otherwise.

IN WITNESS WHEREOF, Grantor has executed this instrument on this             day of                     , 2012.

COMMUNITY FIRST BANK & TRUST

By:
Name:
Title:

STATE OF TENNESSEE	)
)
COUNTY OF	)

The actual consideration for this transfer or value of property conveyed (whichever is greater) is $[            ].

Affiant

Sworn to and subscribed before me this         day of                     , 2012.

Notary Public

My commission Expires:

STATE OF TENNESSEE	)
)
COUNTY OF	)

Personally appeared before me, the undersigned, a Notary Public having authority within the State and County aforesaid,             , with whom I am personally acquainted, and who acknowledged that     he executed the within instrument for the purposes therein contained, and who further acknowledged that     he is a(n)             of COMMUNITY FIRST BANK & TRUST, a Tennessee banking corporation, and is authorized by the banking corporation to execute this instrument on behalf of the banking corporation.

WITNESS my hand, at office, this         day of                     , 2012.

Notary Public

My commission Expires:

EXHIBIT A

[Property Description]

Land in Franklin, Williamson County, Tennessee, being more particularly described as follows:

All that tract of land known as Lot 359 of the Cool Springs East Subdivision, Section 34 as shown on the plat of record in Plat Book 42, Page 113, Register’s Office for Williamson County, Tennessee, being a portion of the property conveyed to Seller by special warranty deed of record in Book 3357, Page 114, aforesaid records.

EXHIBIT B

1.	Taxes for the year 2012, a lien, which are not yet due and payable.

2.	[Insert title exceptions]

Exhibit F

ASSIGNMENT OF LEASE

THIS ASSIGNMENT (the “Assignment”) is made and entered into as of the         day of                     2012, by and between COMMUNITY FIRST BANK & TRUST, a Tennessee banking corporation (“Assignor”), and CAPSTAR BANK, a Tennessee banking corporation (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to that certain Purchase and Assumption Agreement, dated                     , 2012, by and between Assignor and Assignee (the “Agreement”), Assignor has sold and conveyed to Assignee certain assets related to its Carothers Parkway Branch located on the land described on Exhibit A, attached hereto and incorporated herein by reference (the “Project”);

WHEREAS, in connection with such conveyance of the Project, Assignor and Assignee have agreed that Assignor shall transfer and assign to Assignee all right, title and interest of Assignor in and to all leases, subleases and other occupancy agreements described on Exhibit B, attached hereto and incorporated herein by reference (collectively, the “Leases”), together with (i) all guaranties of the obligations of the tenants and occupants under the Leases to the extent they pertain to periods from and after the Effective Time (collectively, the “Guaranties”) and (ii) the unforfeited deposits made by the tenants and occupants under the Leases and described on Exhibit C, attached hereto and incorporated herein by reference (the “Tenant Deposits”); and

WHEREAS, Assignor and Assignee have further agreed that Assignee shall expressly assume all of the obligations of Assignor under the Leases first arising and relating to periods from and after the Effective Time, including, without limitation, all obligations under the Leases with respect to refund of the Tenant Deposits.

NOW, THEREFORE, for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. Assignor hereby sells, transfers, assigns, delivers and conveys to Assignee, its successors and assigns, all right, title and interest of Assignor in, to and under the Leases, the Guaranties and the Tenant Deposits. Assignee hereby acknowledges the receipt of the Tenant Deposits.

2. Assumption. Assignee hereby assumes and agrees to observe and perform all of the obligations and duties of Assignor under each of the Leases to the extent, but only to the extent, such obligations and duties first arise and relate to periods after the Effective Time, including without limitation, all covenants and obligations of Assignor with respect to refunds of the Tenant Deposits; provided Assignor shall remain responsible for and Assignee is not assuming any obligations or duties of Assignor under the Leases which relate to an event, matter or circumstance that occurred prior to the Effective Time, even though such obligations or duties do not accrue until after the Effective Time.

3. Status. Assignor hereby represents and warrants to Assignee that (i) Assignor is the sole owner and holder of the landlord’s or the Project owner’s interest in the Leases, the Guaranties and the Tenant Deposits, (ii) Assignor has the right, power and authority to validly assign such interest in the Lease, the Guaranties and the Tenant Deposits to Assignee, without obtaining the consent of any third party whose consent has not been obtained and written evidence thereof furnished to Assignee, (iii) Assignor’s interest in the Leases, the Guarantees and the Tenant Deposits is not subject to any liens, collateral assignments, security interests or other adverse claims, (iv) no unforfeited deposits have been made by the tenants and other occupants under the Leases other than the Tenant Deposits, (v) the Leases and Guarantees are in full force and effect, and (vi) neither Assignor nor, to the actual knowledge of Assignor, any other party to any of the Leases or Guarantees is in default thereunder, and no event, matter, act or omission has occurred which, with the giving of notice or lapse of time, or both, would constitute a default thereunder.

4. Governing Law. This instrument shall be construed and enforced in accordance with and governed by the laws of the State of Tennessee.

5. Binding Effect. This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first above written.

ASSIGNOR:

COMMUNITY FIRST BANK & TRUST

By:
Printed Name:
Title:

ASSIGNEE:

CAPSTAR BANK

By:
Printed Name:
Title:

Exhibit A

The Project

Exhibit B

Leases

Exhibit C

Tenant Deposits